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                                                                     Exhibit 2.5

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                                CREDIT AGREEMENT

                            Dated as of June 27, 2003

                                      among

                          MINDSPEED TECHNOLOGIES, INC.,
                                  as Borrower,

                     THE SUBSIDIARY GUARANTORS PARTY HERETO,
                                 as Guarantors,

                                       and

                             CONEXANT SYSTEMS, INC.,
                                    as Lender

================================================================================

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                                TABLE OF CONTENTS

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                                                                                                         Page
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
ARTICLE I  Defined Terms; Rules of Construction.........................................................   1
         SECTION 1.01.         Defined Terms............................................................   1
         SECTION 1.02.         Rules of Construction....................................................   1

ARTICLE II  The Loans...................................................................................   1
         SECTION 2.01.         Commitment...............................................................   1
         SECTION 2.02.         Loans....................................................................   1
         SECTION 2.03.         Borrowing Procedure......................................................   2
         SECTION 2.04.         Repayment of Loans; Evidence of Debt.....................................   2
         SECTION 2.05.         Interest on Loans........................................................   3
         SECTION 2.06.         Termination and Reduction of Commitment..................................   4
         SECTION 2.07.         Optional and Mandatory Prepayments of Loans..............................   4
         SECTION 2.08.         Payments Generally.......................................................   5
         SECTION 2.09.         Taxes....................................................................   5

ARTICLE III  Representations and Warranties.............................................................   7
         SECTION 3.01.         Organization; Powers.....................................................   7
         SECTION 3.02.         Authorization; Enforceability............................................   7
         SECTION 3.03.         Governmental Approvals; No Conflicts.....................................   8
         SECTION 3.04.         Financial Statements.....................................................   8
         SECTION 3.05.         Properties...............................................................   9
         SECTION 3.06.         Equity Interests and Subsidiaries; Consent...............................  10
         SECTION 3.07.         No Event of Default......................................................  10
         SECTION 3.08.         Agreements...............................................................  11
         SECTION 3.09.         No Material Misstatements................................................  11
         SECTION 3.10.         Solvency.................................................................  11
         SECTION 3.11.         Security Documents.......................................................  11
         SECTION 3.12.         Representations and Warranties Concerning Collateral.....................  12

ARTICLE IV  Conditions of Lending.......................................................................  14
         SECTION 4.01.         All Loans................................................................  14
         SECTION 4.02.         Closing Date Items.......................................................  15

ARTICLE V  Affirmative Covenants........................................................................  18
         SECTION 5.01.         Financial Statements, Reports, Etc.......................................  18
         SECTION 5.02.         Litigation and Other Notices.............................................  20
         SECTION 5.03.         Existence; Businesses and Properties.....................................  20
         SECTION 5.04.         Insurance................................................................  21
         SECTION 5.05.         Taxes....................................................................  22
         SECTION 5.06.         Maintaining Records; Access to Properties and Inspections................  22

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
         SECTION 5.07.         Use of Proceeds..........................................................  22
         SECTION 5.08.         Payment of Obligations...................................................  23
         SECTION 5.09.         Compliance with Laws.....................................................  23
         SECTION 5.10.         Additional Collateral; Additional Guarantors.............................  23
         SECTION 5.11.         Security Interests; Further Assurances...................................  28
         SECTION 5.12.         Post-Closing Matters.....................................................  29

ARTICLE VI  Negative Covenants..........................................................................  29
         SECTION 6.01.         Indebtedness.............................................................  29
         SECTION 6.02.         Liens....................................................................  30
         SECTION 6.03.         Investments, Loans and Advances..........................................  33
         SECTION 6.04.         Mergers, Consolidations, Asset Sales and Purchases of Assets.............  34
         SECTION 6.05.         Dividends................................................................  36
         SECTION 6.06.         Transactions with Affiliates.............................................  36
         SECTION 6.07.         Limitation on Capital Expenditures.......................................  36
         SECTION 6.08.         Limitation on Modifications of Indebtedness; Modifications of
                               Certificate of Incorporation, Other Constitutive Documents or Bylaws and
                               Certain Other Agreements, Etc. ..........................................  36
         SECTION 6.09.         Limitation on Certain Restrictions on Subsidiaries.......................  37
         SECTION 6.10.         Limitation on Issuance of Capital Stock..................................  37
         SECTION 6.11.         Limitation on Creation of Subsidiaries...................................  38
         SECTION 6.12.         Sale and Leaseback Transactions..........................................  38
         SECTION 6.13.         Limitation on Lease Obligations..........................................  38
         SECTION 6.14.         Business.................................................................  38
         SECTION 6.15.         Limitation on Accounting Changes.........................................  38
         SECTION 6.16.         Restricted Payments......................................................  38
         SECTION 6.17.         Fiscal Year..............................................................  39
         SECTION 6.18.         Foreign Subsidiaries.....................................................  39

ARTICLE VII  Guarantee..................................................................................  39
         SECTION 7.01.         The Guarantee............................................................  39
         SECTION 7.02.         Obligations Unconditional................................................  40
         SECTION 7.03.         Reinstatement............................................................  42
         SECTION 7.04.         Subrogation; Subordination...............................................  42
         SECTION 7.05.         Remedies.................................................................  42
         SECTION 7.06.         Instrument for the Payment of Money......................................  43
         SECTION 7.07.         General Limitation on Guarantee Obligations..............................  43
         SECTION 7.08.         Continuing Guarantee.....................................................  43
         SECTION 7.09.         Release of Guarantors....................................................  43

ARTICLE VIII  Events of Default.........................................................................  44

ARTICLE IX  Miscellaneous...............................................................................  47
         SECTION 9.01.         Notices..................................................................  47
         SECTION 9.02.         Waivers; Amendment.......................................................  48

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
         SECTION 9.03.         Expenses; Indemnity......................................................  49
         SECTION 9.04.         Successors and Assigns...................................................  50
         SECTION 9.05.         Survival of Agreement....................................................  51
         SECTION 9.06.         Counterparts; Integration; Effectiveness.................................  51
         SECTION 9.07.         Severability.............................................................  52
         SECTION 9.08.         Right of Set-off.........................................................  52
         SECTION 9.09.         Governing Law; Jurisdiction; Consent to Service of Process...............  52
         SECTION 9.10.         WAIVER OF JURY TRIAL.....................................................  53
         SECTION 9.11.         Confidentiality..........................................................  53

Exhibit A         Defined Terms; Rules of Construction        A-1

                                      -iii-

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
ANNEXES
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
Annex I                    Limitations on Guarantees and Indemnities Under Applicable Foreign Laws
Annex II                   Lenders' Notice Information and Commitments
Annex III                  Foreign Subsidiary Pledge and Guarantee Documentation

SCHEDULES
Schedule 1.01(a)           Immaterial Subsidiaries
Schedule 1.01(b)           Subsidiary Guarantors
Schedule 1.01(d)           Certain Foreign Subsidiary Guarantors
Schedule 3.03              Governmental Approvals; Compliance with Laws
Schedule 3.05(b)           Leased Properties
Schedule 3.06(a)           Subsidiaries; Non-Guarantor Subsidiaries
Schedule 3.12(a)           Material Items of Collateral
Schedule 3.12(b)           Location of Certain Collateral
Schedule 3.12(c)           Location of Loan Parties
Schedule 4.02(n)           Landlord Lien Waiver and Access Agreement Properties
Schedule 5.10(b)           Section 5.10(b) Listed Subsidiaries
Schedule 5.12              Post-Closing Matters
Schedule 6.01              Existing Indebtedness
Schedule 6.02              Certain Permitted Liens
Schedule 6.03              Existing Investments
Schedule 6.13              Existing Lease Obligations

EXHIBITS
Exhibit A                  Defined Terms; Rules of Construction
Exhibit B                  Form of Assignment and Acceptance
Exhibit C                  Form of Borrowing Request
Exhibit D                  Form of Monthly Cash Balance Report
Exhibit E-1                Form of Agreement and Estoppel Certificate
Exhibit E-2                Form of Landlord Lien Waiver and Access Agreement
Exhibit F                  Form of U.S. Security Agreement
Exhibit G                  Form of Intercompany Note
Exhibit H                  Form of Joinder Agreement
Exhibit I-1                Form of Perfection Certificate
Exhibit I-2                Form of Perfection Certificate Supplement
Exhibit J                  Form of Note
Exhibit K                  Form of Financial Officer's Compliance Certificate

                                CREDIT AGREEMENT

       AGREEMENT, dated as of June 27, 2003 among MINDSPEED TECHNOLOGIES, INC., a Delaware corporation ("BORROWER"); and EACH OF THE SUBSIDIARY GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO OR FROM TIME TO TIME BECOMING A PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (together with each other Subsidiary Guarantor from time to time executing a Guarantee (defined herein) as required hereunder, "GUARANTORS"); and CONEXANT SYSTEMS, INC. ("CONEXANT" or "LENDER").

                                    ARTICLE I

                      DEFINED TERMS; RULES OF CONSTRUCTION

       SECTION 1.01 DEFINED TERMS. In this Agreement, terms defined in Exhibit A shall have the meanings set forth therein, terms defined in the preamble or other sections of this Agreement shall have the meanings set forth therein, terms defined in the UCC and not otherwise defined in this Agreement or the Security Documents shall have the meanings set forth in the UCC, and capitalized terms used but not otherwise defined in this Agreement which are defined in the Security Documents shall have the meanings set forth in the Security Documents.

       SECTION 1.02. RULES OF CONSTRUCTION. The rules of construction set forth in Exhibit A shall apply to this Agreement and the other Loan Documents.

                                   ARTICLE II

                                    THE LOANS

       SECTION 2.01. COMMITMENT. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender agrees to make Loans to Borrower, at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in Lender's Exposure exceeding its Commitment. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Loans.

       SECTION 2.02.       LOANS.

                  (a) Each Loan shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $2.0 million or (ii) equal to the remaining available balance of the Commitment.

                  (b) Lender shall make each Loan to be made by it hereunder not later than 11:00 a.m., Pacific time on the proposed date thereof by wire transfer of immediately available dollars to such bank deposit account in the United States as Borrower may designate in the applicable Borrowing Request.

       SECTION 2.03. BORROWING PROCEDURE. To request a Loan, Borrower shall notify Lender of such request by delivering a duly completed Borrowing Request not later than 10:30 a.m., Pacific time, three Business Days before the date of the proposed Loan. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (a)      the amount of such Loan;

                  (b)      the date of such Loan, which shall be a Business Day;
         and

                  (c) the location and number of Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(b).

       SECTION 2.04.       REPAYMENT OF LOANS; EVIDENCE OF DEBT.

                  (a) Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of each Loan on the Final Maturity Date, together with all accrued and unpaid interest on such principal amount to the date of payment.

                  (b) Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from each Loan made by Lender from time to time, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement, including:

                           (i) the amount and the borrowing date of each Loan made hereunder;

                           (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder;

                           (iii) the amount of any principal paid, pre-paid and repaid and the amount of any interest paid by Borrower to Lender or added to principal hereunder; and

                           (iv)     the amount of any other sum received by
           Lender.

                  (c) The entries made in the accounts maintained pursuant to Section 2.04(b) shall be prima facie evidence of the existence and amounts of the obligations therein recorded (in the absence of manifest error); provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

                  (d) Lender may request that its Loans be evidenced by a Note. In such event, Borrower shall prepare, execute and deliver to Lender a Note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and substantially in the form of Exhibit J or in a form otherwise approved by Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

       SECTION 2.05.       INTEREST ON LOANS.

                  (a) Subject to Section 2.05(b), the principal amount of Loans, including the amount of any accrued and unpaid interest which is not paid in cash and added to principal as provided in Section 2.05(d), shall bear interest at a rate of ten percent (10%) per annum.

                  (b) Notwithstanding the foregoing, upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest thereon and any fees and other amounts payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 12% per annum. Payment or acceptance of the increased rates of interest provided for in this Section 2.05(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

                  (c) Accrued interest on each Loan may be paid in arrears on the last Business Day of each calendar quarter and all accrued and unpaid interest shall be paid on the Final Maturity Date and upon termination of the Commitment; provided that, (i) interest accrued pursuant to Section 2.05(b) shall be payable on demand and, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

                  (d) Accrued interest not paid in cash on the last Business Day of each calendar quarter shall be added to the principal amount outstanding as of the last Business Day of each calendar quarter and thereafter accrue interest (at the applicable interest rate) until paid in cash. Any such capitalized interest shall be treated as principal of Loans for all purposes of the Loan Documents, except that such capitalized interest shall not be deemed Exposure for purposes of determining the amount of principal that may be borrowed pursuant to
         Section 2.01.

                  (e) All interest hereunder shall be computed on the basis of a year of 365/366 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (f) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") that may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 2.05(f) shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

       SECTION 2.06.       TERMINATION AND REDUCTION OF COMMITMENT.

                  (a) The Commitments shall automatically terminate on the Final Maturity Date.

                  (b) Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that, (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $2.0 million and (ii) the Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.07(b), the Exposure would exceed the Commitment.

                  (c) Borrower shall notify Lender of any election to terminate or reduce its Commitment under Section 2.06(b) at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by Borrower pursuant to this Section 2.06(b) shall be irrevocable. Any termination or reduction of the Commitment shall be permanent.

                  (d) The Commitment may be terminated at any time an Event of Default has occurred pursuant to and in accordance with the terms of
         Article XIII.

       SECTION 2.07.       OPTIONAL AND MANDATORY PREPAYMENTS OF LOANS.

                  (a) OPTIONAL PREPAYMENTS. Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part without premium or penalty, subject to the requirements of this
         Section 2.07; provided that, each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $2.0 million.

                  (b) COMMITMENT AMOUNT LOAN PREPAYMENTS. In the event of any termination of all the Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Loans. In the event of any partial reduction of the Commitments, if the Exposure would exceed the amount of Commitment after giving effect to such reduction, then Borrower shall, on the date of such reduction, repay or prepay Loans in an amount sufficient to eliminate such excess.

                  (c) CASH BALANCE LOAN PREPAYMENT. Borrower must repay Loans hereunder to the extent its Cash Balance as shown in the most recent Monthly Cash Balance Report exceeds $25,000,000.

       SECTION 2.08. PAYMENTS GENERALLY. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, or of amounts payable under Section 2.09, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 11:00 a.m., Pacific time), on the date when due, in immediately available dollars, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Comerica Bank, Detroit, Michigan, ABA # 072000096, Account No. 1850967629 or such other account as Lender may designate from time to time in a written notice given to Borrower not later than two Business Days prior to the date such payment must be made. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

       SECTION 2.09.       TAXES.

                  (a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without set-off, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that, if Borrower shall be required by law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.09) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) Borrower shall indemnify Lender, within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender on or with respect to any payment by or on account of any Obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. If in the reasonable opinion of Borrower, any amount has been paid to, by or on behalf of Lender pursuant to clause (a), (b) or this (c) of this Section 2.09 with respect to Taxes or Other Taxes which are not correctly or legally asserted, Lender will cooperate with Borrower in seeking to obtain a refund for the benefit of Borrower of such amount, provided that, the rendering of any such cooperation by Lender would not, in the reasonable opinion of Lender (i) cause Lender to incur any expense or liability (which is not otherwise paid in full by Borrower prior to or at the time that such expense or liability is incurred) or (ii) have any adverse effect on Lender. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. If Lender receives a written notice of Tax assessment from any Governmental Authority regarding any Tax in respect of which indemnification may be required pursuant to this
         Section 2.09(c), Lender shall notify Borrower within 120 days following the receipt of such notice that such notice has been received; provided, however, that the failure of Lender to provide such notice shall not relieve Borrower of its obligation to make any indemnification payment under this Agreement.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

                  (e) On or before the Closing Date in the case of Lender, or on or before the effective date of an Assignment and Acceptance pursuant to which it became a Lender in the case of an assignee, and if otherwise reasonably requested from time to time by Borrower, within 30 days of such request, each Lender which is not a U.S. Person within the meaning of Section 7701(a)(30) of the Tax Code shall provide to Borrower two duly completed and signed copies of Internal Revenue Service Forms W-8BEN, or W-8ECI or successor form(s), as the case may be, certifying as to such Lender's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to Lender under this Agreement. Until Borrower and Lender have received such forms and indicating that payments under this Agreement are subject to an exemption from or reduction of United States withholding tax, Borrower or Lender (if not withheld by Borrower) shall withhold taxes from such payments at the applicable statutory rate, without any obligation to "gross-up" or make Lender whole under clause (a) of this Section. In case Lender is subject to a reduction of, rather than exemption from, United States withholding tax, the obligation of Borrower to "gross-up" under clause (a) of this Section shall not apply in respect of the amount of United States withholding tax that Lender is subject to at the time they become a party to this Agreement (provided, however, that in the case of an assignee that becomes a Lender pursuant to Section 10.04, the obligation of Borrower to "gross-up" under clause (a) of this Section, or indemnify for Indemnified Taxes under clause (c) of this Section, shall apply in respect of the amount of United States withholding tax that is applicable to payments made on or after the date upon which the assignee first becomes a Lender to the same extent that Borrower would have been obligated to "gross-up" under clause (a) of this Section, or indemnify for Indemnified Taxes under clause (c) of this Section, had Lender not made such assignment to such assignee).

                  (f) If (i) Lender receives a cash refund in respect of an overpayment of Indemnified Taxes or Other Taxes from a Governmental Authority with respect to, and actually resulting from, an amount of Indemnified Taxes or Other Taxes actually paid to or on behalf of Lender by Borrower (a "TAX REFUND") and (ii) Lender determines in its reasonable opinion that such Tax Refund has been correctly paid by such Governmental Authority and will not be required to be repaid to such Governmental Authority, then Lender shall use its reasonable efforts to notify Borrower of such Tax Refund and to forward the proceeds of such Tax Refund (or relevant portion thereof) to Borrower as reduced by any expense or liability incurred by such Lender in connection with obtaining such Tax Refund.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

       Each of the Loan Parties, as applicable, represents and warrants to Lender (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

       SECTION 3.01. ORGANIZATION; POWERS. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

       SECTION 3.02. AUTHORIZATION; ENFORCEABILITY. The Transactions to be entered into by each Loan Party are within such Loan Party's powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

       SECTION 3.03. GOVERNMENTAL APPROVALS; NO CONFLICTS. Except as set forth on Schedule 3.03, the Transactions:

                  (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents, (iii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect and (iv) registrations and filings contemplated by the Registration Rights Agreement;

                  (b) will not violate (i) any applicable law or regulation except for violations that could not reasonably be expected to result in a Material Adverse Effect, or (ii) the charter, bylaws or other organizational documents of any Company or any order of any Governmental Authority;

                  (c) will not violate, result in a default or require any consent or approval under any indenture, agreement, lease or other instrument binding upon any Company or its assets, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect; and

                  (d) will not result in the creation or imposition of any Lien on any asset of any Company, except Liens created under the Loan Documents and Permitted Liens.

       SECTION 3.04.       FINANCIAL STATEMENTS.

                  (a) The historical financial statements and the notes thereto included in the Form 10 present fairly in all material respects the consolidated financial position, income statement, cash flows and changes in stockholder's equity of Borrower and its Subsidiaries at the respective dates and for the respective periods indicated. All such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented (except as disclosed therein). The unaudited pro forma financial statements and the notes thereto included in the Form 10 have been prepared on a basis consistent with the historical financial statements of Borrower and its Subsidiaries and give effect to assumptions used in the preparation thereof on a reasonable basis and in good faith and present fairly in all material respects the historical and proposed transactions contemplated by the Form 10; and such pro forma financial statements comply as to form in all material respects with the requirements applicable to pro forma financial statements set forth in Regulation S-X under the Securities Act. The other financial and statistical information and data included in the Form 10 (other than industry and market-related data) are accurately presented in all material respects and prepared on a basis consistent with the financial statements and the books and records of Borrower and its Subsidiaries.

                  (b) Since March 31, 2003, there has been no event, condition or circumstance that could reasonably be expected to result in a Material Adverse Effect.

                  (c) When delivered, each Monthly Cash Balance Report is true and correct and presents fairly Borrower's Cash Balance as of the date indicated therein.

       SECTION 3.05.       PROPERTIES.

                  (a) As of the Closing Date, no Loan Party owns any Real Property. Each Loan Party has valid leasehold interests in or other valid rights to use, all of its Real Property. Each Loan Party has good title, valid leasehold interests in or licenses to or other valid rights to use all of its personal property material to its business. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the properties that are required for the business and operations of the Companies as currently conducted.

                  (b)      Schedule 3.05(b) contains a true and complete list of
         (1) each parcel of Real Property leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee or sublessee, as of the Closing Date (each, a "COMPANY FACILITY LEASE"), including a description of the type of interest therein held by such Loan Party and the name of the Loan Party holding such interest; and (2) each lease or license agreement for any property other than Real Property which is material to the business, operations, condition (financial or other), assets or prospects of the Companies, taken as a whole, and in effect as of the Closing Date (each a "COMPANY PROPERTY LEASE"), including a description of the type of property subject to such lease or license agreement, the lessors or licensors parties thereto and the name of the Loan Party that is a party thereto. Each Company Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Loan Party that is a party thereto, and, to the knowledge of Borrower, each of the Lessors or Licensors parties thereto. There is no, nor has any Loan Party received notice of any, default under any Company Lease (or to the knowledge of any Loan Party, any condition or event that, after notice or a lapse of time or both, would constitute a default thereunder). No Loan Party, and, to the knowledge of each Loan Party, no third party to any Company Lease, has assigned any Company Property Lease or sublet any part of the property covered thereby or exercised any renewal or purchase option thereunder. None of the Loan Parties has granted any options or rights of first refusal, or rights of first offer to third parties to purchase or otherwise acquire an interest in any of the property subject to any Company Property Lease. True and complete copies of all

         Company Leases, together with all modifications, extensions, amendments and assignments thereof have heretofore been made available to Lender. All improvements required to be made by any Loan Party under any Company Facility Lease have been completed and fully paid for.

                  (c) Each Company owns, or is licensed to use, all Intellectual Property used in the conduct of its business as currently conducted, except for those the failure to own or license that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

       SECTION 3.06.       EQUITY INTERESTS AND SUBSIDIARIES; CONSENT.

                  (a) Schedule 3.06(a) sets forth a list, as of the Closing Date, of (i) all Subsidiaries of Borrower and their jurisdiction of organization; (ii) the number of shares of each class of its Equity Interests authorized, and the number outstanding, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights of each such Subsidiary; and
         (iii) a designation as to whether such Subsidiary constitutes a Non-Guarantor Subsidiary. All Equity Interests of each Subsidiary of Borrower are duly and validly issued, are fully paid and non-assessable and, except as disclosed on Schedule 3.06(a), are owned directly or indirectly by Borrower. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the applicable Security Agreement, free of any and all Liens, rights or claims of other persons, except for the security interest created by the Security Agreements.

                  (b) No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of Lender in any Equity Interests pledged to Lender under any Security Agreement or the exercise by Lender of the voting or other rights provided for in any Security Agreement or the exercise of remedies in respect thereof.

       SECTION 3.07. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

       SECTION 3.08.       AGREEMENTS.

                  (a) No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

                  (b) No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement, lease or instrument to which it is a party or by which it or any of its property are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

       SECTION 3.09. NO MATERIAL MISSTATEMENTS. None of any information, report, financial statement, exhibit or schedule furnished by or on behalf of any Company to Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including the Form 10), taken together with all related information so furnished, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading as of the date such information is dated or certified; provided that, to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or pro forma adjustment, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that, with respect to projected financial information, actual results may vary significantly from such projected results).

       SECTION 3.10. SOLVENCY. Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of the Loan Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their collective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

       SECTION 3.11.       SECURITY DOCUMENTS.

                  (a) The Security Agreements are effective to create in favor of Lender, a legal, valid and enforceable security interest in and Lien on the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified in Section III.B of the Perfection Certificate and
         (ii) the Loan Parties have complied with Article III of the U.S. Security Agreement, the U.S.

         Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than (A) the Intellectual Property (as defined in the U.S. Security Agreement) and (B) such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction for filing), in each case subject to no Liens other than Permitted Liens.

                  (b) When the U.S. Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the U.S. Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the U.S. Security Agreement), in each case subject to no Liens other than Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the Closing Date).

                  (c)      Each Security Document delivered pursuant to Section
         5.10 will, upon execution and delivery thereof, be effective to create in favor of Lender a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Collateral described therein, and when such Security Document is filed or recorded in the appropriate offices as may be required under applicable law, such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Security Agreement Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

       SECTION 3.12.       REPRESENTATIONS AND WARRANTIES CONCERNING COLLATERAL.

                  (a) TYPES OF COLLATERAL. Set forth in Schedule 3.12(a) is a complete and accurate description of each Material Item of Collateral in which any Loan Party has any right, title or interest on the Closing Date that is:

                                    (1)      Real Property, Fixtures or an
                                    interest therein;

                                    (2)      Deposit Accounts, Security Accounts
                                    or similar accounts maintained with
                                    financial institutions in the United States;

                                    (3)      Investment Property (other than
                                    Security Accounts), including Pledged Equity
                                    Interests;

                                    (4)      Letter-of-Credit Rights held by or
                                    on behalf of any Loan Party in the United
                                    States;

                                    (5)      Instruments held by or on behalf of
                                    any Loan Party in the United States;

                                    (6)      Patents;

                                    (7)      registered Trademarks or
                                    applications for registration that have been filed in the United States Patent and Trademark Office; and

                                    (8)      registered Copyrights or
                                    applications for registration that have been filed in the United States Copyright Office.

                  (b) LOCATION OF CERTAIN COLLATERAL. Set forth in Schedule 3.12(b) is a complete and accurate description for each Material Item of Collateral located in the United States in which any Loan Party has any right, title or interest on the Closing Date, of:

                                    (1)      the location of any Real Property
                                    or Fixture;

                                    (2)      the jurisdiction of any bank or
                                    other financial institution at which each Deposit Account or similar account is maintained, determined in accordance with
                                    Section 9-304 of the UCC;

                                    (3)      the jurisdiction in which any
                                    certificated security is located, the
                                    jurisdiction of the issuer of any
                                    uncertificated security, the jurisdiction of any securities intermediary at which any security entitlement or securities account is held, and the jurisdiction of any commodity intermediary at which any commodity account or commodity contract is held, determined in each case in accordance with Section 9-305 of the UCC;

                                    (4)      the jurisdiction of the issuer or
                                    nominated person in respect of any
                                    Letter-of-Credit Rights, determined in
                                    accordance with Section 9-306 of the UCC;
                                    and

                                    (5)      the jurisdiction where any
                                    Instrument is located.

                  (c) LOCATION OF LOAN PARTIES. Set forth in Schedule 3.12(c) is the location of each Loan Party, determined in accordance with Section 9-307 of the UCC.

                  (d) NO LIENS. None of the Collateral is subject to any Lien of any kind, other than Permitted Liens. As of the Closing Date, there is no financing statement (or similar statement or instrument under the laws of any jurisdiction in the United States) covering or purporting to cover any interest of any kind in the Collateral, other than financing statements filed pursuant to this Agreement or the other Security Documents or in respect of (i) Permitted Liens or financing statements for which proper termination statements have been delivered to Lender for filing or (ii) other obligations which in the aggregate do not exceed $10,000.

                  (e) PLEDGED EQUITY INTERESTS. So long as Lender has possession of the Pledged Equity Interests, it will have a fully perfected, first priority security interest in the Pledged Equity Interests of the Domestic Subsidiaries. No filings or recordings are required to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Equity Interests of the Domestic Subsidiaries. Lender will have a fully perfected pledge of the Pledged Equity Interests of the Foreign Subsidiaries upon compliance by Borrower and such Foreign Subsidiaries with Section 4.02(h)(ix).

                  (f) INVESTMENT PROPERTY. Upon execution and delivery of the Control Agreements by each of the parties thereto, and assuming compliance by each securities intermediary or commodity intermediary which is a party thereto, Lender will have (x) "control" within the meaning of Section 9-106 of the UCC of each account referred to in such agreements and all security entitlements or commodity contracts carried in such accounts and (y) a fully perfected, first priority security interest in each account referred to therein and all Investment Property credited to any such account subject to such Control Agreement.

                  (g) DEPOSIT ACCOUNTS; BANK ACCOUNTS. Upon execution and delivery of the Control Agreements by each of the parties thereto, and assuming compliance by each bank or depositary which is a party thereto, Lender will have (x) "control" within the meaning of Section 9-104 of the UCC with respect to each Deposit Account subject to such Control Agreement, (y) exclusive dominion and control with respect to each bank or depositary account subject to such Control Agreement which is not a Deposit Account or Securities Account, and (z) a fully perfected, first priority security interest in all funds held in each account subject to such Control Agreement.

                                   ARTICLE IV

                              CONDITIONS OF LENDING

       The obligation of Lender to make Loans hereunder is subject to the satisfaction of the following conditions:

       SECTION 4.01.       ALL LOANS. On the date of each Loan:

                  (a) Lender shall have received a Borrowing Request in accordance with Section 2.03.

                  (b) Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, including its obligation to deliver Monthly Cash Balance Reports pursuant to Section 5.01(d).

                  (c) At the time of and immediately after such Loan, no Default or Event of Default shall have occurred and be continuing.

                  (d) Each of the representations and warranties set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the date of such Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that those that are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of such earlier date).

                  (e) After giving effect to the Loan, Borrower's Cash Balance shall not exceed $25,000,000.

Each Loan shall be deemed to constitute a representation and warranty by Borrower and each other Loan Party on the date of such Loan as to the matters specified in paragraphs (b) through (e) above.

       SECTION 4.02.       CLOSING DATE ITEMS. On the Closing Date:

                  (a) LOAN DOCUMENTS. All legal matters incident to this Agreement, the Loans hereunder and the other Loan Documents shall be satisfactory to Lender and there shall have been delivered to Lender an executed counterpart of each of the Loan Documents, including this Agreement, each Security Agreement, the Perfection Certificate and each other applicable Loan Document and each of such agreements shall be in full force and effect.

                  (b)      CORPORATE DOCUMENTS. Lender shall have received:

                           (i) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying
           (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation or other constitutive documents, including all amendments thereto certified as of a recent date by the Secretary of State (or like official) of the jurisdiction of its organization (if such document is of a type that may be so certified), (B) that attached thereto is a true and complete copy of the bylaws or other organizational documents of each Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of such person authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such person (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate in this clause (i));

                           (ii) a long form certificate as to the good standing of each Loan Party as of a recent date, from the Secretary of State (or like official) of the jurisdiction of its organization, to the extent such certificates or their equivalent are issued by such jurisdiction; and

                           (iii)    such other documents as Lender may
           reasonably request.

                  (c) OFFICER'S CERTIFICATE. Lender shall have received a certificate, dated the Closing Date and signed by a Financial Officer or the Chief Executive Officer of Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b), (c) and (d) of
         Section 4.01, to the extent applicable.

                  (d) INDEBTEDNESS. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness, preferred stock or minority interests other than (i) the Loans hereunder and (ii) the minority interests described on Schedule 3.06(a) attached hereto.

                  (e) REQUIREMENTS OF LAW. Lender shall be satisfied that the Transactions shall be in full compliance with all material Requirements of Law.

                  (f) CONSENTS. Lender shall be satisfied that all material consents and approvals required from Governmental Authorities and third parties in connection with the Transactions have been obtained and remain in effect, and there shall be no governmental or judicial action (or any adverse development therein), actual or threatened, that Lender shall reasonably determine has or could have, singly or in the aggregate, a material adverse effect on the Transactions.

                  (g) LITIGATION. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of any Company to fully and timely perform its respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

                  (h) PERSONAL PROPERTY REQUIREMENTS. Lender shall have received from each Loan Party (other than any Non-Guarantor Subsidiary):

                           (i) all certificates, agreements or instruments representing or evidencing the Pledged Equity Interests and the Pledged Intercompany Debt accompanied by instruments of transfer and stock powers endorsed in blank shall have been delivered to Lender;

                           (ii)     all other certificates, agreements,
           including Control Agreements, or instruments necessary to perfect security interests in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the U.S. Security Agreement and to the extent required by the terms of the U.S. Security Agreement);

                           (iii) UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate to perfect the Liens created, or purported to be created, by the Security Documents;

                           (iv) certified copies of Requests for Information (Form UCC-11), tax lien, judgment lien, bankruptcy and pending lawsuit searches or equivalent reports or lien search reports, each of a recent date listing all effective financing statements, lien notices or comparable documents that name (A) any domestic Loan Party as debtor and that are filed in those state and county jurisdictions in which any of the property of such domestic Loan Party is located and the state and county jurisdictions in which such domestic Loan Party's principal place of business is located, and (B) any foreign Loan Party, to the extent obtainable from the District of Columbia, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than those relating to Liens acceptable to Lender);

                           (v) evidence of the completion of all recordings and filings of, or with respect to, each Security Agreement, including filings with the United States Patent, Trademark and Copyright Offices, and the execution and/or delivery of such other security and other documents, and the taking of all actions as may be necessary or, in the reasonable opinion of Lender, desirable, to perfect the Liens created, or purported to be created, by the Security Agreements, except for any of the foregoing to be provided after the Closing Date pursuant to Section 5.12 hereof;

                           (vi) any documents required to be submitted to Lender by the Loan Parties as may be necessary or desirable to perfect the security interest of Lender pursuant to each Foreign Security Agreement, except for any of the foregoing to be provided after the Closing Date pursuant to Section 5.12 hereof;

                           (vii) with respect to each Real Property located in the United States in which a Loan Party holds the tenant's interest thereunder set forth on Schedule 4.02(n) where the Loan Parties maintain Collateral having a value in excess of

           $1.0 million (other than the MacArthur Sublease) or which Real Property is operationally significant to such Loan Party's business, as reasonably determined by Lender, a Landlord Lien Waiver and Access Agreement and a Collateral Assignment of Lease, except for any of the foregoing to be provided after the Closing Date pursuant to Section
           5.12 hereof;

                           (viii) evidence acceptable to Lender of payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents, except for any of the foregoing to be provided after the Closing Date pursuant to Section 5.12 hereof; and

                           (ix) with respect to Pledged Equity Interests issued by Foreign Subsidiaries, the documentation specified in Annex III.

                  (i) INSURANCE. Lender shall have received a copy of, or a certificate as to coverage under, the insurance policies required by
         Section 5.04 and the applicable provisions of the Security Documents, each of which (other than directors' and officers' liability insurance policies) shall be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement and to name Lender as additional insured, in form and substance satisfactory to Lender.

                  (j) SUBSIDIARY GUARANTORS. Each Subsidiary Guarantor listed on Schedule 1.01(b) that is a Foreign Subsidiary and is not a signatory to this Agreement shall have executed and delivered a Guarantee in form and substance satisfactory to Lender.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

       Each Loan Party covenants and agrees with Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless Lender shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

       SECTION 5.01. FINANCIAL STATEMENTS, REPORTS, ETC. In the case of Borrower, furnish to Lender:

                  (a) ANNUAL REPORTS. Within 90 days after the end of each fiscal year, or such other period in which the Borrower must file its Form 10-K with the Securities and Exchange Commission, the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders' equity for such fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and in a manner acceptable to the Securities and Exchange Commission and accompanied by an opinion of Deloitte & Touche or other independent public accountants of recognized national standing satisfactory to Lender (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Consolidated Companies as of the end of and for such fiscal year in accordance with GAAP;

                  (b) QUARTERLY REPORTS. Commencing with the filing of Borrower's Form 10-Q for the fiscal quarter ending June 30, 2003, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, or such other period in which the Borrower must file its Form 10-Q with the Securities and Exchange Commission, the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and in a manner acceptable to the Securities and Exchange Commission and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP and on a basis consistent with the audited financial statements referred to in Section 5.01(a), subject to normal year-end audit adjustments and the absence of footnotes;

                  (c) FINANCIAL OFFICER'S COMPLIANCE CERTIFICATE. Concurrently with any delivery of financial statements under Sections 5.01(a) and (b), a certificate of a Financial Officer, substantially in the form of Exhibit K attached hereto, certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

                  (d) MONTHLY CASH BALANCE REPORT. Within ten (10) Business Days of the end of each fiscal month, a report signed by a Financial Officer of Borrower setting forth Borrower's Cash Balance as of the last Business Day of such month substantially in the form of Exhibit D hereto, appropriately completed and signed by a Financial Officer of the Borrower (the "MONTHLY CASH BALANCE REPORT");

                  (e) PERFECTION CERTIFICATE SUPPLEMENT. Concurrently with any delivery of financial statements under Sections 5.01(a) and (b), a Perfection Certificate Supplement;

                  (f) PUBLIC REPORTS. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

                  (g) MANAGEMENT LETTERS. Promptly after the receipt thereof by any Company, a copy of any "management letter" received by any such person from its certified public accountants and management's responses thereto; and

                  (h) OTHER INFORMATION. Promptly, from time to time, such other information regarding the operations, property, business affairs and financial condition of any Company, or any Collateral, or compliance with the terms of any Loan Document, as Lender may reasonably request.

       SECTION 5.02. LITIGATION AND OTHER NOTICES. Furnish to Lender prompt written notice upon any Responsible Officer of a Loan Party becoming aware of the following:

                  (a) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any Governmental Authority (i) against any Company (or any Affiliate thereof) that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

                  (b) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

                  (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

                  (d) the occurrence of a Casualty Event in excess of $500,000; and

                  (e) the incurrence of any Lien (other than Permitted Liens) on, or claim asserted against, any Material Item of Collateral.

       SECTION 5.03.       EXISTENCE; BUSINESSES AND PROPERTIES.

                  (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business;

                  (c) Maintain and operate its business in substantially the manner in which it is presently conducted and operated;

                  (d) Pay and perform its obligations under all Company Leases; and

                  (e) Maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times;

provided, however, that nothing in this Section 5.03 shall prevent (i) sales of assets, consolidations or mergers by or involving any Company in accordance with
Section 6.04; (ii) the withdrawal by any Company of its qualification as a foreign corporation, partnership or company in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any property, rights, franchises, licenses, trademarks, tradenames, copyrights or patents that such person reasonably determines are not useful to its business.

       SECTION 5.04.       INSURANCE.

                  (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any property owned, occupied or controlled by it, to the extent obtainable on commercially reasonable terms; and maintain such other insurance as may be required by law; and, with respect to any Mortgaged Real Property, otherwise maintain all insurance coverage required under the applicable Mortgage, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to Lender; provided, that, unless a Default has occurred and is continuing, any proceeds of insurance policies (x) insuring the Collateral may be applied by the Borrower to promptly replace, rebuild or restore such Collateral and (y) insuring liabilities to third parties may be applied by the Borrower to promptly pay, discharge or bond such liabilities, in each case on commercially reasonable terms.

                  (b) Assure that all such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by Lender of written notice thereof; (ii) name Lender as insured party or loss payee; (iii) if reasonably requested by Lender, include a breach-of-warranty clause; and (iv) be reasonably satisfactory in all other respects to Lender.

                  (c) Notify Lender immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to Lender a duplicate original copy of, or a certificate as to coverage under, such policy or policies.

                  (d) Deliver to Lender a report of a reputable insurance broker annually with respect to such insurance and such supplemental reports with respect thereto as Lender may from time to time reasonably request.

       SECTION 5.05. TAXES. File or cause to be filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and pay and discharge promptly when due all Taxes before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Taxes so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such proceedings (or orders entered in connection with such proceedings) operate to prevent the forfeiture or sale of the property or assets subject to any such Lien and suspend collection of the contested Tax and enforcement of a Lien and, in the case of Collateral, the applicable Company shall have otherwise complied with the provisions of the applicable Security Document in connection with such nonpayment.

       SECTION 5.06. MAINTAINING RECORDS; ACCESS TO PROPERTIES AND INSPECTIONS. Keep proper books of record and account (i) in which full, true and correct entries are made in conformity with GAAP and all Requirements of Law, and (ii) in which all material dealings and transactions in relation to its business and activities are recorded. Each Company will permit any representatives designated by Lender to visit and inspect the financial records and the property of such Company at reasonable times during normal business hours and upon reasonable advance notice and to make extracts from and copies of such financial records, and permit any representatives designated by Lender to discuss the affairs, finances and condition of any Company with and be advised as to the same by the officers thereof and the independent accountants therefor.

       SECTION 5.07. USE OF PROCEEDS. Use the proceeds of the Loans only to maintain Cash Balances, subject to the limitations on the amount of such Cash Balances set forth in this Agreement. No part of the proceeds of any Loan will be used in any manner, whether directly or indirectly, for any purpose that violates, or that is inconsistent with, the provisions of Regulation T, U or X. Subject to the limitations in this Agreement and the other Loan Documents proceeds of Loans may be used for general corporate purposes of Borrower and its Subsidiaries, including working capital expenditures.

       SECTION 5.08. PAYMENT OF OBLIGATIONS. Pay and discharge at or before maturity, all its respective material obligations and liabilities (including, without limitation, claims of materialmen, warehousemen and the like or for labor, materials or supplies or other obligations which if unpaid would reasonably be expected to give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings (including administrative proceedings), and appropriate reserves are maintained for the accrual of any of the same.

       SECTION 5.09. COMPLIANCE WITH LAWS. Comply with all applicable Requirements of Law and decrees and orders of Governmental Authorities, now or hereafter in effect, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

       SECTION 5.10.       ADDITIONAL COLLATERAL; ADDITIONAL GUARANTORS.

                  (a) Subject to this Section 5.10 and except to the extent Lender, in its sole discretion, otherwise determines, with respect to any assets acquired after the Closing Date by Borrower or any other Loan Party that are intended to be subject to the Lien created by any of the Security Documents but that are not so subject, and with respect to any assets held by Borrower or any other Loan Party on the Closing Date not made subject to a Lien created by any of the Security Documents but of a type intended to be subject to the Lien created by the applicable Security Documents, promptly (and in any event within 30 days after the acquisition thereof or upon Lender's request): (i) execute and deliver to Lender such amendments or supplements to the relevant Security Documents or such other documents (including, without limitation, a Mortgage or Collateral Assignment of Lease) as Lender shall deem necessary or advisable to grant to Lender, for its benefit, a Lien on such properties or assets (including using its reasonable efforts to deliver a Landlord Lien Waiver and Access Agreement with respect to each Real Property located in the United States in which a Loan Party holds the tenant's interest thereunder and where the Loan Parties maintain Collateral having a value in excess of $1.0 million (other than with respect to the MacArthur Sublease) or which Real Property is operationally significant to such Loan Party's business as reasonably determined by Lender), subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of a Mortgage or Collateral Assignment of Lease and financing statements in such jurisdictions as may be reasonably requested by Lender. Borrower shall otherwise take such actions and execute and/or deliver to Lender such documents as Lender shall require to confirm the validity, perfection and priority of the Lien of Security Documents against such after-acquired properties or assets, and such assets held on the Closing Date not made subject to a Lien created by any of the Security Documents. For purposes of this Section 5.10(a), Lender and Borrower agree that the Lien referred to in this Section

         5.10(a) is intended to cover all assets and properties of Borrower and all other Loan Parties whether now owned or hereafter acquired, except for such properties or assets which are expressly excluded pursuant to the terms of this Agreement.

                  (b) For any person that is a Wholly Owned Subsidiary of Parent or any of its Subsidiaries that are listed on Schedule 5.10(b) (a "SECTION 5.10(b) LISTED SUBSIDIARY"), and any person that becomes a Wholly Owned Subsidiary of Borrower or any of its Subsidiaries after the Closing Date (a "NEW WHOLLY OWNED SUBSIDIARY"), promptly (and in any event (x) in the case of a New Wholly Owned Subsidiary, no later than 30 days after each such person becomes a New Wholly Owned Subsidiary, and (y) in the case of each Section 5.10(b) Listed Subsidiary or a New Wholly Owned Subsidiary that is required to become a Guarantor, or the stock or assets of which are required to be pledged, pursuant to clauses (i) and (ii) immediately below, no later than 30 days following the Closing Date), cause such Subsidiary (i) to become a Guarantor and deliver to Lender the certificates representing the Equity Interests of such Subsidiary (provided that, in no event shall the stock of any such Subsidiary be required to be pledged if such pledge is illegal under applicable law and no reasonable alternative structure can be devised having substantially the same effect as such pledge that would not be illegal under applicable law), together with undated stock powers executed and delivered in blank by a duly authorized officer of such Subsidiary's parent, as the case may be, and all Intercompany Notes owing from such Subsidiary to any Loan Party; and (ii) (A) to execute a Joinder Agreement or such comparable documentation, in form and substance reasonably satisfactory to Lender, and (B) to take all actions reasonably necessary or advisable to cause the Lien created by each Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Lender (provided that any such Subsidiary shall not be required to comply with clause
         (ii)(A) and (B) above if satisfying such requirements is illegal under applicable law and no reasonable alternative structure can be devised having substantially the same effect as such pledge that would not be illegal under applicable law).

                  (c) Notwithstanding anything to the contrary contained herein:

                           (i) in the case of any (x) Section 5.10(b) Listed Subsidiary and New Wholly Owned Subsidiary that has not previously become a Guarantor and (y) other Non-Guarantor Subsidiary, 100% of the Equity Interests of any such Subsidiary, except in the case of any Foreign Subsidiary where a security interest of 100% of its Equity Interests could reasonably be expected to have a material adverse effect on the tax position of Borrower or such Foreign Subsidiary, in which case 65% of the Equity Interests of such Foreign Subsidiary, shall be subject to a Lien and be required to be pledged under the applicable Loan Document except to the extent Lender, in its sole discretion, otherwise determines; and

                           (ii) notwithstanding clause (c)(i) immediately above and as of the end of any fiscal quarter of Borrower:

                                    (1)      if the aggregate consolidated
                                    revenues of the Non-Guarantor Subsidiaries exceeds 10.0% of Borrower's consolidated revenues, then within 60 days of such date Borrower shall cause a sufficient number of the Non-Guarantor Subsidiaries to become Guarantors hereunder so that, after giving pro forma effect to such action, the aggregate consolidated revenues of the Subsidiaries remaining as Non-Guarantor Subsidiaries is less than 10.0% of Borrower's consolidated revenues; or

                                    (2)      if the aggregate consolidated sum
                                    of the Non-Guarantor Subsidiaries' fixed assets, receivables and inventories exceeds 10.0% of the aggregate consolidated sum of Borrower's fixed assets, receivables and inventories (which fixed assets, receivables and inventories shall be computed after eliminating intercompany profit), then within 60 days of such date Borrower shall cause a sufficient number of the Non-Guarantor Subsidiaries to become Guarantors hereunder so that, after giving pro forma effect to such action, the aggregate consolidated sum of fixed assets, receivables and inventories of the Subsidiaries remaining as Non-Guarantor Subsidiaries is less than 10.0% of the aggregate consolidated sum of Borrower's fixed assets, receivables and inventories.

         If the condition set forth in clause (ii)(1) or (ii)(2) above is established, Borrower shall, or shall cause the applicable Foreign Subsidiaries to, take all such further action and execute and deliver all such further agreements or documents as Lender deems necessary or advisable to receive the full benefits of the Guarantees and Security Documents to be entered into by such Foreign Subsidiaries to the extent necessary to preclude the 10.0% thresholds set forth in the immediately preceding clauses
    (ii)(1) and (ii)(2) from being exceeded, except to the extent such actions, executions, or, deliveries are illegal under applicable law, and no reasonable alternative structure can be devised having substantially the same effect as such actions, executions, or deliveries that would not be illegal under applicable law.

                  (d) Upon the written request of Lender, each Loan Party will promptly grant to Lender, within 30 days of such request, security interests and Mortgages in such owned or leased Real Property of such Loan Party located in the United States as is acquired or leased by such Loan Party after the Closing Date by Borrower or such Subsidiary and has a value as determined in good faith by Lender in excess of $1.0 million or is otherwise material to the business operations of Borrower or such Subsidiary, as additional security for the Secured Obligations (unless (i) the subject property is already mortgaged to a third party to the extent permitted by Section 6.02 or (ii) if the encumbrancing of such leased Real Property requires the consent of any applicable lessor, where Borrower and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor's consent). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to Lender and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens and such other Liens reasonably acceptable to Lender. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of Lender required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full by such Loan Party. Such Loan Party shall otherwise take such actions and execute and/or deliver to Lender such documents as Lender shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property within 30 days of the written request of Lender, including the following:

                           (i) Mortgages encumbering each Mortgaged Real Property in favor of Lender, duly executed and acknowledged by the Loan Party that is the owner of or holder of an interest in such Mortgaged Real Property, and otherwise in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, and such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a Lien under applicable law, and such UCC financing statements and fixture filings, all of which shall be in form and substance reasonably satisfactory to Lender, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction;

                           (ii) with respect to each Mortgaged Real Property for which a Mortgage is obtained in accordance with clause (i) above, an Agreement and Estoppel Certificate executed by the applicable Loan Party and fee interest holder, and such other consents, approvals, amendments, supplements, memoranda of lease estoppels, tenant non-disturbance or subordination agreements or other instruments as shall reasonably be deemed necessary by Lender in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Real Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Real Property;

                           (iii) with respect to each Mortgage, a policy of title insurance insuring the Lien of such Mortgage as a valid first mortgage Lien on the Real Property and fixtures described therein in an amount equal to 115% of the fair market value of the fee or leasehold interest, as applicable, of such Real Property which policies (each, a "TITLE POLICY") shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to

           Lender, (C) contain a "tie-in" or "cluster" endorsement (if available under applicable law) (i.e., policies that insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to Lender to the extent that such opinions can be obtained at a cost that is reasonable with respect to the value of the Real Property subject to such Mortgage) as shall be requested by Lender, to the extent such endorsements are available in the applicable jurisdiction (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions for the Permitted Liens applicable to such Mortgaged Real Property and otherwise acceptable to Lender;

                           (iv) with respect to each Mortgaged Real Property for which a Mortgage is obtained in accordance with clause (i) above, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called "gap," "mechanics lien," and "owner's" indemnifications and affidavits) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated in clause (iii) above;

                           (v) evidence reasonably acceptable to Lender of payment by Borrower of all Title Policy premiums, escrow, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to in clause
           (iii) above;

                           (vi) with respect to each Real Property or Mortgaged Real Property, copies of all Leases in which Borrower or any Subsidiary holds the lessor's interest or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Mortgaged Real Property for which a Mortgage is obtained in accordance with clause (i) above, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Real Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to Lender;

                           (vii) with respect to each Mortgaged Real Property for which a Mortgage is obtained in accordance with clause (i) above, Borrower and each Subsidiary shall have made all notification, registrations and filings, to the extent required by, and in accordance with, all Requirements of Law; and

                           (viii) with respect to each Mortgaged Real Property for which a Mortgage is obtained in accordance with clause (i) above, an Officers' Certificate or other evidence reasonably satisfactory to Lender that as of the date thereof (A) there is no outstanding citation, violation or similar notice indicating that the Mortgaged Real Property contains conditions that are not in compliance in any material respect with local codes or ordinances relating to building or fire safety or structural soundness, (B) there has not occurred any taking or destruction of any Mortgaged Real Property and (C) there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property, and to the best knowledge of Borrower or any Subsidiary that is the owner of or holder of an interest in such Mortgaged Real Property, no state of facts exist that could give rise to any such claim.

       SECTION 5.11. SECURITY INTERESTS; FURTHER ASSURANCES. Each Loan Party shall, at its own cost and expense, take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of Lender in the Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02. Promptly, upon the reasonable request of Lender, at Borrower's expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Lender reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior and prior to the rights of all third persons other than the holders of Permitted Liens and subject to no other Liens except as permitted by the Security Documents, or obtain any consents, including landlord or similar Lien waivers and consents, as may be necessary or appropriate in connection therewith, to the extent contemplated hereby. Each Loan Party shall, at its own cost and expense, deliver or cause to be delivered to Lender from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Lender as Lender shall deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority or any other person, execute and deliver and/or obtain all applications, certifications, instruments and other documents and papers that Lender may be so required to obtain. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, Lender shall have the right to require any Loan Party to execute and deliver documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Lender as Lender shall deem necessary to grant to Lender, for its benefit, a valid and perfected Lien subject to no Liens other than Permitted Liens on such assets and properties not otherwise required hereunder, except to the extent such requirements are illegal under applicable law, and no reasonable alternative structure can be devised having substantially the same effect as such actions that would not be illegal under applicable law. If Lender determines that it is required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to Lender appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Federal

Institutions Reform, Recovery and Enforcement Act of 1989 and are in form and substance satisfactory to Lender.

       SECTION 5.12. POST-CLOSING MATTERS. Execute and deliver the documents and complete the tasks set forth on Schedule 5.12, in each case within the time limits specified on such schedule. Notwithstanding any other provision in this Agreement, the Availability Period shall not commence and Borrower shall have no right to borrow under this Agreement until such time as the Loan Parties have executed and delivered the documents and completed the tasks set forth on
Schedule 5.12.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

       Each Loan Party covenants and agrees with Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document have been paid in full, unless Lender shall otherwise consent in writing, no Loan Party will, nor will any Loan Party cause or permit any of its Subsidiaries to:

       SECTION 6.01. INDEBTEDNESS. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

                  (a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

                  (b) Indebtedness under Hedging Agreements entered into from time to time by any Company in accordance with Section 6.03(c);

                  (c) intercompany Indebtedness of the Companies outstanding to the extent permitted by Sections 6.03(d), (g) and (k) and Section 6.18;

                  (d) Indebtedness in respect of workers' compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion guarantees provided by a Company in the ordinary course of its business consistent with past practices;

                  (e) (i) Indebtedness actually outstanding on the Closing Date and listed on Schedule 6.01, provided that, any such scheduled Indebtedness that constitutes intercompany Indebtedness (A) must be subordinated to the Obligations of the Loan Parties in accordance with a subordination agreement in form and substance reasonably satisfactory to Lender, and (B) except for any intercompany Indebtedness of the Companies permitted by Section 6.01(c), shall not be repaid, prepaid, refinanced or renewed unless the repayment, prepayment, refinancing or renewal thereof is treated as an Investment and permitted under Section 6.03; and (ii) refinancings or renewals thereof, provided that, (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Loan Parties than those contained in the Indebtedness being renewed or refinanced;

                  (f) Indebtedness to the extent permitted as part of a Permitted Refinancing; and

                  (g) other Indebtedness, including Purchase Money Obligations and Capital Lease Obligations, of Borrower and its Subsidiaries not to exceed $10 million in aggregate principal amount at any time outstanding.

       SECTION 6.02. LIENS. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (each of the following being the "PERMITTED LIENS"):

                  (a) inchoate Liens for Taxes not yet due and payable or delinquent and Liens for Taxes that (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, or (ii) in the case of any such charge or claim that has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

                  (b) Liens imposed by law that were incurred in the ordinary course of business consistent with past practices of the Companies and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, landlords', workmen's, suppliers', repairmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business consistent with past practices of the Companies (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as (A) adequate reserves have been established in accordance with GAAP, and (B) in the case of any such Lien that has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

                  (c) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of the Companies at such Real Property;

                  (d) Liens arising out of judgments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

                  (e) Liens (other than any Lien imposed by ERISA or Section 401(a)(29) or 412(n) or the Tax Code) (i) imposed by law or deposits made in connection therewith in the ordinary course of business consistent with past practices in connection with workers' compensation, unemployment insurance and other types of social security; (ii) incurred in the ordinary course of business consistent with past practices to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (including obligations imposed by the applicable laws of foreign jurisdictions and exclusive of obligations for the payment of borrowed money); or (iii) arising by virtue of deposits made in the ordinary course of business consistent with past practices to secure liability for premiums to insurance carriers; provided that, (x) with respect to clauses (i), (ii) and (iii) above such Liens are set amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, (y) to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any property other than cash and cash equivalents, and (z) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

                  (f) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any of the Companies in the ordinary course of business in accordance with the past practices of the Companies;

                  (g) Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to Section 6.01(f); provided that, (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost (including financing cost) of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations and directly related assets, such as proceeds (including insurance proceeds), products, accessions and substitutions, and do not encumber any other property of any Company;

                  (h) bankers' Liens, rights of set-off and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any of the Companies, in each case granted in the ordinary course of business consistent with past practices in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

                  (i) Liens on assets of a person existing at the time such person is acquired or merged with or into or consolidated with Borrower or any of its Subsidiaries (and not created in anticipation or contemplation thereof); provided that, such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than the existing Lien;

                  (j)      Liens pursuant to the Security Documents;

                  (k) Liens in existence on the Closing Date and set forth on Schedule 6.02; provided that, (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and
         (ii) such Liens do not encumber any property other than the property subject thereto on the Closing Date;

                  (l) Liens on cash and cash equivalents securing reimbursement obligations to financial institutions that have issued letters of credit or guarantees to secure obligations of any Loan Party or its subsidiaries under leases or licensing agreements entered into in the ordinary course of business, consistent with past practice; provided, however, that the amount of cash and cash equivalents subject to such Liens, when taken together with fair market value of any property subject to Liens set forth on Schedule 6.02, shall not exceed the sum of (i) $2,000,000 plus (ii) the face amount of any letter of credit issued to or for the benefit of Lender;

                  (m) Licenses of Intellectual Property granted by any of the Companies in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business consistent with past practices of the Companies; and

                  (n) restrictions on transfers of securities imposed by applicable securities laws;

provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the U.S. Security Agreement) except to the extent permitted under Section 6.02(n) above).

       SECTION 6.03. INVESTMENTS, LOANS AND ADVANCES. Directly or indirectly, lend money or credit or make advances to any person, or purchase or acquire (using money, securities, obligations or property of any kind) any stock, obligations or securities of, or any Equity Interests or other interest in, or make any capital contribution to, any other person, or purchase or own a futures or forward contract or otherwise become liable for the purchase or sale of commodities at a future date in the nature of a futures or forward contract (all of the foregoing, collectively, "INVESTMENTS"), except that the following shall be permitted:

                  (a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

                  (b) any Company may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business consistent with past practices and payable or dischargeable in accordance with customary terms, (ii) acquire and hold cash and cash equivalents, (iii) endorse negotiable instruments for collection in the ordinary course of business consistent with past practices, or (iv) make lease, utility and other similar deposits in the ordinary course of business consistent with past practices;

                  (c) any Company may enter into and perform its obligations under Hedging Agreements entered into in the ordinary course of business consistent with past practices and so long as any such Hedging Agreement is not speculative in nature and is (i) related to income related to foreign currency exposure of any Company or otherwise related to purchases permitted hereunder from foreign suppliers or (ii) entered into to protect such Companies against fluctuations in the prices of raw materials used in their businesses or changes in interest rates on Indebtedness that (x) is permitted under
         Section 6.01 and (y) bears interest at a fluctuating rate per annum;

                  (d) any Company may make intercompany loans and advances to any Loan Party and any Loan Party may make intercompany loans and advances to any other Loan Party, and any Subsidiary that is not a Loan Party may make intercompany loans and advances to any other Subsidiary that is not a Loan Party; provided that, (i) no Loan Party may make loans to any Foreign Subsidiary or Non-Guarantor Subsidiary pursuant to this Section 6.03(d) unless otherwise permitted under this Section 6.03 or Section 6.18, and (ii) any loan or loans made by any Foreign Subsidiary or Non-Guarantor Subsidiary to any Loan Party pursuant to this Section 6.03(d) shall be subordinated to the obligations of the Loan Parties pursuant to an Intercompany Note if any such loan or loans, individually or in the aggregate to any one Loan Party, has an outstanding principal amount in excess of $1.0 million;

                  (e) any Company may make Investments in the form of advances to employees for travel, relocation and like expenses, in each case, in the ordinary course of business and consistent with such Company's past practices;

                  (f) any Company may sell or transfer amounts to the extent permitted by Section 6.04;

                  (g) Investments (other than as described in Section 6.03(d)) (i) by Borrower in any existing Subsidiary Guarantor, (ii) by any Company in Borrower or any existing Subsidiary Guarantor, and (iii) by a Subsidiary Guarantor in another existing Subsidiary Guarantor (in each case only for so long as a Subsidiary Guarantor remains a Guarantor);

                  (h) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company's past practices that are received in the settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

                  (i) Investments made by any Company as a result of consideration received in connection with an Asset Sale or other transaction effected in compliance with Section 6.04;

                  (j) Investments outstanding on the Closing Date and identified on Schedule 6.03;

                  (k) any Company may make loans, advances or capital contributions to any Wholly Owned Foreign Subsidiary in accordance with
         Section 6.18; and

                  (l)      any Company may make Permitted Acquisitions.

       SECTION 6.04. MERGERS, CONSOLIDATIONS, ASSET SALES AND PURCHASES OF ASSETS. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or make any Asset Sale or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, equipment or other assets used or useful in the Companies' business, but not (x) Investments or (y) all or any material part of a person's assets) of any person (or agree to do any of the foregoing at any future time), except that:

                  (a) Capital Expenditures by any Company shall be permitted to the extent permitted by Section 6.07;

                  (b) (i) Asset Sales of used, worn out, obsolete or surplus property by any Company in the ordinary course of business consistent with past practices and the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole shall be permitted; and (ii) any other Asset Sale shall be permitted if (1) the aggregate consideration received or value of property disposed of (based on the value thereof shown on the Borrower's balance sheet prepared in accordance with GAAP) in respect of all Asset Sales pursuant to this clause (ii) does not exceed $5.0 million in any four consecutive fiscal quarters of Borrower (excluding for purposes of this amount, any property sold by a Non-Guarantor Subsidiary in connection with its liquidation and dissolution, the proceeds of which are promptly distributed to the Borrower or another Loan Party), (2) such property is sold for cash or cash equivalents, (3) such property is sold for at least eighty percent (80%) of its Fair Market Value, and
         (4) such property is not a Business Unit;

                  (c) Investments shall be permitted to the extent permitted by Section 6.03;

                  (d) any Company may sell cash equivalents in the ordinary course of business consistent with past practices;

                  (e) any Company may lease (as lessee or lessor) real or personal property to the extent permitted by Section 6.12 and Section 6.13;

                  (f)      the Transactions shall be permitted;

                  (g) any Subsidiary may be merged into Borrower (as long as Borrower is the surviving corporation of such merger) or any other Wholly Owned Subsidiary Guarantor; provided, however, that the Lien on and security interest in such property granted in favor of Lender under the Security Documents shall be maintained in accordance with the provisions of Section 5.10;

                  (h) any Subsidiary may convey, sell, transfer, assign or otherwise dispose of assets to Borrower or any other Loan Party, subject, in the case of any sale by a Foreign Subsidiary, to Section 6.18;

                  (i) Permitted Acquisitions and Consent Acquisitions shall be permitted;

                  (j)      Permitted Business Dispositions shall be permitted;

                  (k) any Company may settle or release tort or other litigation claims in the ordinary course of business consistent with past practices; and

                  (l) any Immaterial Subsidiary may voluntarily dissolve, liquidate or wind up.

To the extent Lender waives the provisions of this Section 6.04 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this
Section 6.04, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and Lender shall take all actions deemed appropriate to release such Liens.

       SECTION 6.05. DIVIDENDS. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that any Subsidiary of Borrower may pay cash Dividends to (x) Borrower, (y) any Guarantor Subsidiary or (z) any Non-Guarantor Subsidiary, provided that, in the case of clause (z), any such Dividend is distributed within ten Business Days of receipt thereof by such Non-Guarantor Subsidiary to Borrower or any other Loan Party.

       SECTION 6.06. TRANSACTIONS WITH AFFILIATES. Enter into, directly or indirectly, any transaction or series of related transactions with any Affiliate of any Company, other than in the ordinary course of business consistent with past practices and on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm's-length transaction with a person other than an Affiliate, except that:

                  (a)      Dividends may be paid to the extent provided in
         Section 6.05;

                  (b) loans may be made and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Sections 6.01, 6.03 and 6.18;

                  (c) customary fees may be paid to non-officer directors of the Loan Parties, and customary indemnities may be provided to all directors of the Loan Parties;

                  (d)      the Transactions may be effected; and

                  (e) payments may be made between Loan Parties pursuant to the Tax Sharing Agreement.

       SECTION 6.07. LIMITATION ON CAPITAL EXPENDITURES. Make or commit to make any Capital Expenditures, other than Capital Expenditures made or committed to be made by Borrower and its Consolidated Subsidiaries which in the aggregate do not exceed during any fiscal year of the Borrower $25 million multiplied by the Pro Rata Percentage for such fiscal year, reduced dollar for dollar by the Purchase Price for any Permitted Acquisitions made during such period. Notwithstanding anything to the contrary contained in the prior sentence, to the extent that the Capital Expenditures made by Borrower and its Consolidated Subsidiaries in any fiscal year are less than the amount permitted to be made in such period (without giving effect to any additional amount available as a result of this sentence), the amount of such difference may be carried forward and used to make Capital Expenditures in the next succeeding fiscal year of Borrower, but only to such next succeeding fiscal year.

       SECTION 6.08. LIMITATION ON MODIFICATIONS OF INDEBTEDNESS; MODIFICATIONS OF CERTIFICATE OF INCORPORATION, OTHER CONSTITUTIVE DOCUMENTS OR BYLAWS AND CERTAIN OTHER AGREEMENTS, ETC. (i) Amend or modify, or permit the amendment or modification of, any provision of any existing Indebtedness, any Transaction Document, or Borrower's investment policy statement as in effect on the Closing Date, other than any amendments or modifications to any Indebtedness, any Transaction Document, or such corporate policy that do not in any way adversely affect the interests of Lender; (ii) amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation) or bylaws, or any agreement entered into by it, with respect to its capital stock (including any shareholders' agreement), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications, agreements or changes pursuant to this clause (ii) or any such new agreements pursuant to this clause (ii) that do not in any way adversely affect the interests of Lender; or
(iii) amend or terminate any Company Lease relating to any Mortgaged Property other than any amendments or terminations that do not in any way adversely affect the interests of Lender or take any action or fail to take any action that, with or without either notice or lapse of time, would constitute a default under any Company Lease relating to any Mortgaged Real Property.

       SECTION 6.09. LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

                  (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary of Borrower, or pay any Indebtedness owed to Borrower or a Subsidiary of Borrower;

                  (b) make loans or advances to Borrower or any of Borrower's Subsidiaries; or

                  (c) transfer any of its properties to Borrower or any of Borrower's Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary of Borrower, or (iv) customary provisions with respect to the disposition or distribution of assets in joint venture agreements and other similar agreements (to the extent otherwise permitted by this Agreement) relating solely to the assets subject to such agreement.

       SECTION 6.10. LIMITATION ON ISSUANCE OF CAPITAL STOCK. Issue any Equity Interest of any Subsidiary (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests of any Subsidiary, except (i) for stock splits, stock dividends and additional Equity Interest issuances that do not decrease the percentage ownership of Borrower or any Subsidiary in any class of the Equity Interest of such Subsidiary; (ii) Borrower Common Stock may be issued, at then Fair Market Value, to pay (in whole or in part) the purchase price for any Permitted Acquisition; (iii) Subsidiaries of Borrower formed after the Closing Date pursuant to Section 6.11 may issue Equity Interests to Borrower or the Subsidiary of Borrower that is to own such stock; (iv) the Borrower or any Subsidiary of the Borrower may issue Equity Interests to the extent permitted as part of a Permitted Refinancing; and (v) only to the extent required in accordance with applicable law, any Foreign Subsidiary may issue directors' qualifying shares. All Equity Interests issued in accordance with this Section 6.10 shall, to the extent required by Section 5.10 or the applicable Security Agreement, be delivered to Lender for pledge pursuant to the applicable Security Agreement.

       SECTION 6.11. LIMITATION ON CREATION OF SUBSIDIARIES. Establish, create or acquire any additional Subsidiaries without the prior written consent of Lender, except that (i) Borrower may acquire one or more Wholly Owned Subsidiaries in any Permitted Acquisition and (ii) Borrower may establish or create one or more Wholly Owned Subsidiaries of Borrower or one of its Wholly Owned Subsidiaries without such consent so long as (except to the extent any of the following is expressly exempted or otherwise limited pursuant to Section 5.10(b), but subject, in any event, to the requirements of Section 5.10(c)): (a) 100% of the Equity Interest of any new Subsidiary is upon the acquisition, creation or establishment of any such new Subsidiary pledged and delivered to Lender for its benefit under the applicable Security Agreement; and (b) upon the acquisition, creation or establishment of any such new Subsidiary, such Subsidiary becomes a party to the applicable Security Documents and shall become a Subsidiary Guarantor hereunder and execute a Joinder Agreement and other applicable Loan Documents all in accordance with Section 5.10(b); and (c) any Investment made in any such Subsidiary is permitted under Section 6.03.

       SECTION 6.12. SALE AND LEASEBACK TRANSACTIONS. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except such transactions among Loan Parties, unless (i) the sale of such property is permitted by Section
6.04 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

       SECTION 6.13. LIMITATION ON LEASE OBLIGATIONS. Incur, create, assume or permit to exist, directly or indirectly, any obligation as a lessee in an amount exceeding, during any fiscal year of Borrower, $2 million multiplied by the Pro Rata Percentage for such fiscal year in respect of any lease obligation other than (i) a Capital Lease Obligation, (ii) obligations under the MacArthur Sublease, and (iii) lease obligations under leases in effect on the Closing Date and set forth on Schedule 6.13.

       SECTION 6.14. BUSINESS. Unless otherwise expressly provided herein, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date (or that are complementary or substantially related thereto or are reasonable extensions thereof).

       SECTION 6.15. LIMITATION ON ACCOUNTING CHANGES. Make or permit any change in accounting policies or reporting practices without the consent of Lender except changes that are required by GAAP.

       SECTION 6.16. RESTRICTED PAYMENTS. Redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock or interest of any of its shareholders, in each case now or hereafter outstanding (or any options or warrants issued by Borrower or any of its Subsidiaries with respect to Borrower or any of its Subsidiaries' capital stock); except that Borrower and its Subsidiaries may redeem, retire, purchase or otherwise acquire any of Borrower's Subsidiaries' capital stock.

       SECTION 6.17. FISCAL YEAR. Change its fiscal year-end from that in effect on the Closing Date.

       SECTION 6.18. FOREIGN SUBSIDIARIES. Sell, lease, contribute, loan, advance, assign or otherwise transfer any property that is Collateral to any Foreign Subsidiary, except that:

                  (a) Borrower or any of its Subsidiaries may make loans, capital contributions or advances to any Wholly Owned Foreign Subsidiary, in the ordinary course of business consistent with past practice, to fund working capital, operating expenses and, to the extent permitted by this Agreement, Capital Expenditures, of any such Wholly Owned Foreign Subsidiary, required in the ordinary course of business consistent with past practice, in no event to exceed $8 million in the aggregate for any fiscal quarter (excluding any amounts invested in any Wholly Owned Foreign Subsidiary that is as of the Closing Date or subsequently becomes a Guarantor (effective only upon such person being or becoming a Guarantor and only for so long as such person remains a Guarantor)); and provided further that, any such investment in excess of $1.0 million must be in the form of an intercompany loan to such Wholly Owned Foreign Subsidiary and shall be evidenced by an Intercompany Note pledged (and delivered) by the Loan Party that is the lender of such intercompany loan as Collateral pursuant to the applicable Security Agreement.

                  (b) Borrower or any of its Subsidiaries may sell for cash (but not otherwise transfer) any property that is Collateral to any Foreign Subsidiary to the extent that any such sale would be a sale of assets permitted by Section 6.04(b)(ii).

                                   ARTICLE VII

                                    GUARANTEE

       SECTION 7.01. THE GUARANTEE. The Guarantors hereby irrevocably and unconditionally, jointly and severally guarantee as primary obligors and not as sureties to Lender and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States
Code) the Loans made by Lender to, and the Notes held by Lender of, Borrower, and all other Obligations from time to time owing to Lender by any Loan Party under any Loan Document strictly in accordance with the terms thereof (such obligations being herein collectively called the "GUARANTEED OBLIGATIONS"). The Guarantors hereby irrevocably and unconditionally, jointly and severally agree that if

Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

       SECTION 7.02. OBLIGATIONS UNCONDITIONAL. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several (except to the extent otherwise limited in accordance with applicable Requirements of Law as described in Annex I attached hereto or in any other Guarantee required by applicable Requirements of Law), irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

                           (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

                           (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

                           (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

                           (iv) any Lien or security interest granted to, or in favor of, Lender as security for any of the Guaranteed Obligations shall fail to be perfected; or

                           (v)      the release of any other Guarantor.

       The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Loan Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Lender, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by Lender or any other person at any time of any right or remedy against Borrower or against any other person that may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of Lender, and its successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

       For purposes of this paragraph only, references to the "principal" include each Loan Party and references to the "creditor" includes Lender and its successors and permitted assigns. In accordance with Section 2856 of the California Civil Code, each Guarantor waives all rights and defenses (i) available to such Guarantor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor's obligations under its guarantee, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal's Indebtedness or such other guarantor's obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and
(ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation (or any obligation of any other guarantor of any of the Guaranteed Obligations), has destroyed such Guarantor's right of subrogation and reimbursement against the principal (or such other guarantor) by the operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Guarantee shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or to any of the Guaranteed Obligations.

       SECTION 7.03. REINSTATEMENT. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or any other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally (except to the extent otherwise limited in accordance with applicable Requirements of Law as described in Annex I attached hereto or in any other Guarantee required by applicable Requirements of Law) agree that they will indemnify Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of Lender.

       SECTION 7.04. SUBROGATION; SUBORDINATION. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitment of Lender under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any Indebtedness of Borrower or any other Guarantor now or hereafter owing to any Guarantor or Borrower by reason of any payment by such Guarantor under the Guarantee in this Article VII is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations. In addition, any Indebtedness of the Borrower or any Subsidiary now or hereafter held by any Guarantor is hereby subordinated in right of payment in full in cash to the Guaranteed Obligations. Each Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such Indebtedness of Borrower or any Subsidiary to such Guarantor until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the preceding sentence, any Guarantor shall, prior to the indefeasible payment in full in cash of the Guaranteed Obligations, collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for Lender and be paid over to Lender on account of the Guaranteed Obligations without affecting in any manner the liability of such Guarantor under the other provisions of the guaranty contained herein. Each Subsidiary of Borrower which
(x) is not a Guarantor and (y) holds outstanding Indebtedness of another Subsidiary of Borrower shall execute an agreement, in form and substance reasonably satisfactory to Lender, subordinating such indebtedness to the prior indefeasible payment in full in cash of the Guaranteed Obligations. Solely for the purposes of this Section 7.04, the term "Indebtedness" shall not include intercompany advances and amounts for goods or services sold or rendered in the ordinary course of business, consistent with past practices, owed by any Subsidiary to any Guarantor.

       SECTION 7.05. REMEDIES. The Guarantors jointly and severally (except to the extent otherwise limited in accordance with applicable Requirements of Law as described in Annex I attached hereto) agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article
VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

       SECTION 7.06. INSTRUMENT FOR THE PAYMENT OF MONEY. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213 to the extent permitted thereunder.

       SECTION 7.07. GENERAL LIMITATION ON GUARANTEE OBLIGATIONS. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

       SECTION 7.08. CONTINUING GUARANTEE. The Guarantees in this Article VII are continuing guarantees of payment, and shall apply to all Guaranteed Obligations whenever arising.

       SECTION 7.09. RELEASE OF GUARANTORS. If at any time after the Closing Date and in connection with the Guarantee of any Loan Party in this
Article VII (i) subject to the requirements of Section 5.10(c), in the case of a Foreign Subsidiary, Lender (after consultation with Borrower) determines that in the case of any existing Guarantor, it would not be commercially reasonable for such Guarantor to remain a Guarantor (taking into account the expense (including taxes), the ability of Borrower or such Guarantor to obtain any necessary approvals or consents required to be obtained under applicable law (but have not been previously obtained) in connection therewith, and the effectiveness and enforceability thereof under applicable law) or (ii) such Guarantee becomes illegal under applicable law and such Loan Party delivers to Lender a legal opinion from its counsel to such effect, and no reasonable alternative structure can be devised having substantially the same effect as the issuance of a Guarantee that would not be illegal under applicable law, then, in case of each of the immediately preceding clauses (i) and (ii), Lender shall (at the expense of Borrower) take all action necessary to release its security interest in that portion of the Security Agreement Collateral owned by such Guarantor (provided, however, that any Equity Interests of such Guarantor subject to the Lien of the Lender shall not be released from the Security Agreement Collateral), and such Guarantor shall be released from its obligations in respect of the Guarantees in this Article VII (such Guarantor being hereinafter referred to as a "RELEASED GUARANTOR," so long as it continues to be a Non-Guarantor Subsidiary), which release from such Guarantees, in the case of an event described in the immediately preceding clause (i), shall become effective as of the closing of the last day of the taxable year that immediately precedes the date that Lender makes a determination described in such clause (i).

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

       In case of the happening of any of the following events ("EVENTS OF DEFAULT"):

                  (a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or by acceleration thereof or otherwise;

                  (b) default shall be made in the payment of any interest on any Loan (other than any amount added to principal of Loans pursuant to Section 2.05(d)) or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

                  (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

                  (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.01, 5.03 or 5.07 or in Article VI;

                  (e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph
         (a), (b) or (d) above), and such default shall continue unremedied or shall not be waived for a period of 30 days after the earlier of (i) an officer of such Company becoming aware of such default or (ii) receipt by Borrower and such Company of notice from Lender of such default;

                  (f) any Company (other than any Immaterial Subsidiary) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations) when and as the same shall become due and payable (after all applicable grace periods have expired); or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that, it shall not constitute an Event of Default pursuant to this paragraph
         (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $1.0 million at any one time;

                  (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of any Company (other than any Immaterial Subsidiary), under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of any Company; or (iii) the winding-up or liquidation of any Company (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (h) any Company (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of any Company (other than any Immaterial Subsidiary); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or
         (viii) wind up or liquidate;

                  (i) one or more judgments for the payment of money in an aggregate amount in excess of $1.0 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Company to enforce any such judgment;

                  (j) an ERISA Event occurs, an event of noncompliance with respect to any Foreign Plan occurs or, if the present value of the accrued benefit liabilities (whether or not vested) under any Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the respective Loan Party on the basis of actuarial assumptions proper under applicable foreign law, exceeds the current value of the assets of such Foreign Plan by more than $1.0 million, that in the opinion of Lender, when taken together with all other such ERISA Events, noncompliance and underfunding, could reasonably be expected to result in liability to any Company or its ERISA Affiliates in an aggregate amount exceeding $1.0 million;

                  (k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give Lender, for its benefit, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Documents)) in favor of Lender, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

                  (l) the Guarantees or any Security Document shall cease to be in full force and effect, except to the extent expressly permitted to be released hereunder in accordance with Section 7.09;

                  (m) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

                  (n)      there shall have occurred a Change of Control; or

                  (o) the Distribution shall not have occurred on the Closing Date in accordance with the terms and conditions of the Distribution Agreement;

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, Lender may by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitment in whole or in part; and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding. In any event described in paragraph (g) or (h) above, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

                                   ARTICLE IX

                                  MISCELLANEOUS

       SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a)      if to any Loan Party, to Borrower at:

                                    Mindspeed Technologies, Inc.
                                    4000 MacArthur Boulevard
                                    Newport Beach, California 92660-3095
                                    Attention: Simon Biddiscombe
                                    Phone: (949) 579-3000
                                    Telecopy No.: (949) 579-5289;

                                    With a courtesy copy to:

                                    Chadbourne & Parke LLP
                                    30 Rockefeller Plaza
                                    New York, New York 10112
                                    Attention: Peter R. Kolyer, Esq.
                                    Phone: (212) 408-5100
                                    Telecopy No.: (212) 541-5369

                  (b)      if to Conexant, to it at:

                                    Conexant Systems, Inc.
                                    4311 Jamboree Road
                                    Newport Beach, California 92660-3095
                                    Attention: Dennis E. O'Reilly, Esq.,
                                               Senior Vice President,
                                               General Counsel and Secretary
                                    Phone: (949) 483-4600
                                    Telecopy No.: (949) 483-6388;

                                    With a courtesy copy to:

                                    Chadbourne & Parke LLP
                                    30 Rockefeller Plaza
                                    New York, New York 10112
                                    Attention: Peter R. Kolyer, Esq.
                                    Phone: (212) 408-5100
                                    Telecopy No.: (212) 541-5369

                  (c) if to a Lender other than Conexant, to it at its address (or telecopy number) set forth in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

       SECTION 9.02.       WAIVERS; AMENDMENT.

                  (a) No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

                  (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and Lender or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Lender and the Loan Party or Loan Parties that are parties thereto.

       SECTION 9.03.       EXPENSES; INDEMNITY.

                  (a) Borrower agrees to pay all reasonable out-of-pocket expenses (including reasonable legal fees and expenses of counsel, expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by Lender in connection with the preparation, execution and delivery, administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications, enforcement costs or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), or incurred by Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Chadbourne & Parke LLP, special counsel for Lender (and one local counsel in each foreign jurisdiction where Lender deems such local counsel advisable and any additional counsel to Lender required in the event of a conflict of interest), and, in connection with any such enforcement or protection, the fees, charges and disbursements of any consultants and advisors in connection with any out of court workout or in any bankruptcy case.

                  (b) Except to the extent otherwise limited in accordance with applicable Requirements of Law as described in Annex I attached hereto, the Loan Parties agree, jointly and severally, to indemnify Lender, each Affiliate of Lender, and each of their respective directors, officers, trustees, employees and agents (each such person being called an "INDEMNITEE") against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) any actual or proposed use of the proceeds of the Loans; or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; or (iii) any Transaction Document; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

                  (c) The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitment, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of Lender. All amounts due under this Section 9.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

       SECTION 9.04.       SUCCESSORS AND ASSIGNS.

                  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to
         it); provided that, (i) except in the case of an assignment to an Affiliate of a Lender, Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); (ii) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Borrower) shall be in a principal amount that is an integral multiple of $500,000 and not less than $1.0 million, unless Borrower otherwise consents; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; and (iv) the parties to each assignment shall execute and deliver to Borrower an Assignment and Acceptance; provided further that, any consent of Borrower otherwise required under this Section 9.04(b) shall not be required if a Default or an Event of Default under Article VIII has occurred and is continuing. Subject to acceptance, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Lender under this Agreement (provided that, any liability of Borrower to such assignee under Section 2.09 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09 and 9.03).

                  (c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire, and any written consent to such assignment required by Section 9.04(b), such Assignment and Acceptance shall become effective for all purposes.

                  (d) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure its obligations, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and the other provisions of this
         Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

       SECTION 9.05. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.09 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

       SECTION 9.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in

Article IV, this Agreement shall become effective when it shall have been executed by the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

       SECTION 9.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

       SECTION 9.08. RIGHT OF SET-OFF. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final (other than deposits in trust accounts)) at any time held and other obligations at any time owing by Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of set-off) that Lender may have.

       SECTION 9.09.       GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF
PROCESS.

                  (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
         YORK).

                  (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

                  (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

       SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

       SECTION 9.11. CONFIDENTIALITY. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;
(f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement; (g) with the consent of Borrower; or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 9.11, or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. For the purposes of this Section 9.11, "INFORMATION" shall mean all information received from Borrower or any Subsidiary on a confidential basis relating to Borrower or any

Subsidiary or its business, other than any such information that is available to any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary. Any person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

                            [signature pages follow]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    MINDSPEED TECHNOLOGIES, INC.,
                                    as Borrower

                                    By: /s/ Simon Biddiscombe
                                        ----------------------------------------
                                        Name: Simon Biddiscombe
                                        Title: Senior Vice President, Chief
                                               Financial Officer and Treasurer

                                    APPLIED TELECOM, INC., as a Guarantor

                                    By: /s/ Balakrishnan S. Iyer
                                        ----------------------------------------
                                        Name: Balakrishnan S. Iyer
                                        Title: Vice President

                                    HOTRAIL, INC., as a Guarantor

                                    By: /s/ Balakrishnan S. Iyer
                                        -----------------------------------
                                        Name: Balakrishnan S. Iyer
                                        Title: President

                                    CONEXANT SPINCO TECHNOLOGIES, LLC, as a
                                    Guarantor

                                    By: Steven W. Sprecher
                                        ----------------------------------------
                                        Name: Steven W. Sprecher
                                        Title: Manager

                                    MAKER COMMUNICATIONS, INC., as a Guarantor

                                    By: /s/ Jasmina Theodore Boulanger
                                        ----------------------------------------
                                        Name: Jasmina Theodore Boulanger
                                        Title: Assistant Secretary

                                    BROOKTREE CORPORATION, as a Guarantor

                                    By: /s/ Balakrishnan S. Iyer
                                        --------------------------------------
                                        Name: Balakrishnan S. Iyer
                                        Title: Vice President

                                    CONEXANT SYSTEMS, INC., as Lender

                                    By: /s/ Kerry K. Petry
                                        ----------------------------------------
                                        Name: Kerry K. Petry
                                        Title: Vice President and Treasurer

                                                                       EXHIBIT A

                                  DEFINED TERMS
                              RULES OF CONSTRUCTION

1.01.    DEFINED TERMS.

         "AFFILIATE" means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.06, the term "AFFILIATE" shall also include any person, other than Conexant, that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

         "AGREEMENT" means this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

         "AGREEMENT AND ESTOPPEL CERTIFICATE" means any Agreement and Estoppel Certificate between a Loan Party, as tenant, and the applicable holder of the fee interest, as landlord, substantially in the form of Exhibit E-1.

         "ASSET SALE" means (a) any conveyance, sale, lease, sublease, assignment, transfer, license or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property (including stock of any Subsidiary by the holder thereof) by Borrower or any of its Subsidiaries to any person other than a Loan Party (other than sales and other dispositions of inventory, and licensing of Intellectual Property in the ordinary course of business consistent with past practices) and
(b) any issuance or sale by any Subsidiary of its Equity Interests to any person other than a Loan Party.

         "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by Lender and its assignee, in the form of Exhibit B, or such other form as shall be approved by Borrower.

         "ATTRIBUTABLE INDEBTEDNESS" means, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower's then-current weighted-average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

         "AVAILABILITY PERIOD" means the period from and including the Closing Date (subject to the last sentence in Section 5.12 and the satisfaction of all the conditions to Loans in Article IV) to the first to occur of (x) the Final Maturity Date, (y) any termination of the Commitment pursuant to Section 2.06 or
Article VIII hereof and (z) the date the Borrower enters into any binding commitment for a Consent Acquisition which either (i) is not approved by Lender as provided in the definition of "Consent Acquisition" or (ii) is effected pursuant to the waiver contained in the proviso clause in paragraph (3) of the definition of "Consent Acquisition".

         "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

         "BOARD" means the Board of Governors of the Federal Reserve System of the United States of America.

         "BORROWER" has the meaning assigned to such term in the preamble hereto.

         "BORROWER COMMON STOCK" means the common stock $0.01 par value per share of Borrower, together with the associated preferred share purchase rights.

         "BORROWING REQUEST" means a request for a Loan by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by Lender, appropriately completed in conformity with this Agreement and signed by the Chief Executive Officer or Chief Financial Officer of Borrower.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or day on which banks in California or Michigan are authorized or required by law to close.

         "BUSINESS UNIT" means, with respect to Borrower or any Subsidiary, (i) any "segment," as defined by GAAP, reflected in Borrower's financial statements included in filings made under the Exchange Act and (ii) any business unit, product line or product, or any combination thereof, that, consistent with past practice under Borrower's internal controls and procedures for accounting matters, separately reports Revenue for purposes of preparing Borrower's financial statements under GAAP.

         "CAPITAL EXPENDITURES" means, with respect to any person, for any period, the aggregate of all expenditures of such person and its Consolidated Subsidiaries for the acquisition of fixed or capital assets which should be capitalized under GAAP on a consolidated balance sheet of such person and its Consolidated Subsidiaries.

         "CAPITAL LEASE OBLIGATIONS" of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "CASH BALANCE" means the sum, as of the last Business Day of a fiscal month, of all cash and all Permitted Investments, as shown on the Borrower's balance sheet for such fiscal month, and for this purpose, all amounts of cash and Permitted Investments held by Borrower and its Subsidiaries shall be included in the Cash Balance, without regard to any characterization or treatment of such amounts (whether as cash and cash equivalents, short-term investments, or other assets) on Borrower's balance sheet or under GAAP.

         "CASUALTY EVENT" means, with respect to any property (including Real Property) of any person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such person or any of its subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation. "CASUALTY EVENT" includes any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military.

         "CHANGE OF CONTROL" shall have the meaning assigned to such term in the By-Laws of the Borrower as in effect on the Closing Date, without giving effect to any amendment thereof after the Closing Date.

         "CHARGES" has the meaning assigned to such term in Section 2.05(f).

         "CLOSING DATE" means June 27, 2003.

         "COLLATERAL" means all of the Security Agreement Collateral, any Mortgaged Real Property and all other property of whatever kind and nature pledged as collateral under any Security Document.

         "COLLATERAL ASSIGNMENT OF LEASE" means a Collateral Assignment of Lease in form and substance reasonably satisfactory to Lender.

         "COMMITMENT" means Lender's commitment to make Loans hereunder in the amount set forth on Annex II, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments pursuant to Section 9.04. The initial aggregate amount of Lender's Commitment is $50.0 million.

         "COMPANIES" means Borrower and its Subsidiaries; and "COMPANY" means any one of them.

         "COMPANY FACILITY LEASE" has the meaning assigned to such term in
Section 3.05(b).

         "COMPANY LEASE" means any Company Facility Lease and any Company Property Lease, individually and collectively.

         "COMPANY PROPERTY LEASE" has the meaning assigned to such term in
Section 3.05(b).

         "CONSENT ACQUISITION" means any Investment, merger, consolidation, or purchase of property, in one or a series of transactions, which has been approved in writing by the Lender, which approval shall not be unreasonably withheld or delayed if all the following conditions are satisfied:

         (1) after giving effect to the acquisition, (x) there is no Change of Control and (y) either:

             (i) Borrower Controls each other person that is a party to the transaction, or

              (ii) in the case of a merger or consolidation to which the Borrower is a party, the management of the surviving or resulting corporation consists of (A) in the case of directors, at least a majority of persons who were directors of Borrower prior to the merger or consolidation, and (B) in the case of officers, at least the chief executive officer and chief financial officer and a majority of the other executive officers (as defined in Rule 405 under the Securities Act) who held such positions (or substantially similar positions) with Borrower prior to the merger or consolidation, or

             (iii) all property or assets acquired in connection with the acquisition are owned by Borrower or a Subsidiary Guarantor.

         (2) Borrower has delivered to Lender, not less than thirty days prior to the time Borrower proposes to enter into any binding commitment for any such acquisition, pro forma financial statements which (x) have been prepared in accordance with GAAP applied on a basis consistent with Borrower's past practice in respect of pro forma financial statements; (y) give effect to the acquisition as of the date of the most recent quarterly financial statements delivered to Lender under this Agreement, and (z) include:

             (i) pro forma consolidated balance sheets and consolidated statements of income and cash flows for such fiscal quarter, the current fiscal year to date and as at the end of the immediately preceding fiscal year of Borrower;

             (ii) a forecast, for each of the four fiscal quarters following such fiscal quarter of the pro forma consolidated balance sheets and consolidated and consolidating (at least for (1) any person acquired in the acquisition and (2) the Borrower and those persons that were Subsidiaries prior to the acquisition) statements of income and cash flows for such periods and showing in reasonable detail any adjustments or eliminations made in preparing the consolidated statements; and

             (iii) a reasonably detailed statement of the assumptions and critical accounting estimates used to prepare the financial statements referred to in clauses (i) and (ii), all in such detail as Lender may reasonably request.

         (3) the financial statements referred to in clause (2) above show that, on a pro forma basis:

         (x) the Net Cash Position (as hereinafter defined) after giving effect to the acquisition is not less than the Net Cash Position (as hereinafter defined) immediately prior to the acquisition, where Net Cash Position means an amount equal to:

             (i) the sum of cash and cash equivalents of Borrower and its consolidated Subsidiaries, plus, for purposes of determining the Net Cash Position after giving effect to the acquisition, all cash and cash equivalents of each person acquired and its consolidated Subsidiaries, as such amounts would be shown on a pro forma balance sheet prepared in accordance with GAAP (except as expressly provided herein), consistent with the past practices of the Borrower, immediately after giving effect to the acquisition, minus

             (ii) the sum of all Indebtedness of the Borrower and its consolidated Subsidiaries, plus, for purposes of determining the Net Cash Position after giving effect to the acquisition, all Indebtedness of each person acquired and its consolidated Subsidiaries, as such amounts would be shown on a pro forma balance sheet prepared in accordance with GAAP (except as expressly provided herein), consistent with the past practices of the Borrower, immediately after giving effect to the acquisition; and

             (iii) in each case where the Net Cash Position is to be determined after giving effect to the acquisition, such determination will be made on a pro forma basis that, without duplication, treats:

                   (A) all monetary payment obligations incurred or required to be paid in connection with the acquisition (including any payments of amounts included in the definition of Purchase Price (as defined below in clause (d) of the definition of "Permitted Acquisition," but substituting the phrase "person or property acquired" for the term "Acquired Business" in that definition), any dividends or other distributions to be made to shareholders or other persons, any sales, documentary, transfer, income, gain or other taxes of any kind, and any fees, costs or expenses of any kind associated with the acquisition, in each case to the extent payable in cash or cash equivalents) of the Borrower and its subsidiaries and each person acquired, whether paid or accrued, and without regard to the time when any such amount becomes due and payable or any contingency associated with any such payment obligation, as a reduction of the amount of cash and cash equivalents, on a dollar for dollar basis, effective immediately after giving effect to the acquisition; and

                   (B) all Indebtedness incurred, assumed, guaranteed or required to be paid in connection with the acquisition by the Borrower, any Subsidiary of the Borrower and each person acquired in connection with the acquisition, other than any Indebtedness actually paid or discharged in connection with the acquisition, as Indebtedness outstanding effective immediately after giving effect to the acquisition; and

             (iv) in each case where the Net Cash Position is to be determined immediately prior to giving effect to the acquisition, such determination will be made on a pro forma basis that excludes from the computations all amounts referred to in clause (iii) above; and

         (y) no later than the fourth fiscal quarter following the acquisition, the sum of (A) the operating profit before amortization of goodwill of each person acquired, plus (B) the amount of any identified cost savings to Borrower as a direct result of acquiring such person, is positive; provided, however, that the requirements in clause (x) and
(y) shall be waived if the Borrower shall deliver to Lender not less than thirty days prior to the time Borrower proposes to enter into any binding commitment for any such acquisition:

             (i) an irrevocable notice of prepayment of all outstanding Loans and termination of the entire Commitment to become effective, automatically and without further notice or action of any kind by Borrower, Lender or any other person, 180 days following the date of any such acquisition; and

             (ii) a reasonably detailed business plan (including the assumptions and estimates made in preparing such business plan) that shows, with reasonable certainty, that Borrower will be able to prepay all outstanding Loans and terminate the entire Commitment 180 days following the date of any such acquisition, which plan must be satisfactory to Lender in its discretion.

         (4) the acquisition does not result in any Loan Party, incurring, creating, assuming, permitting to exist or otherwise having any liability for, directly or indirectly, any Liens (other than Permitted Liens).

         (5) the acquisition does not result in any Default or Event of Default.

         (6) the acquisition does not have a Material Adverse Effect.

         (7) upon the consummation of any acquisition that results in a person becoming a Subsidiary of a Loan Party, immediately following such acquisition:

                  (i) such Subsidiary is a Domestic Subsidiary; and

                  (ii) 100% of the Equity Interest of any such new Subsidiary is pledged and delivered to Lender for its benefit under the applicable Security Agreement; and

                    (iii) such Subsidiary becomes a party to the applicable
              Security Documents and becomes a Subsidiary Guarantor hereunder and executes a Joinder Agreement and other applicable Loan Documents all in accordance with Section 5.10(b).

         (8) upon the consummation of any acquisition that results in any Loan Party acquiring any assets that are not then subject to a perfected first priority security interest or Lien of the Lender under the Security Documents, immediately following such acquisition, the Loan Parties shall execute and deliver to Lender such agreements and other instruments, record such Mortgages and financing statements or other documents and take such other actions as may be required so that Lender has a perfected, first priority security interest in or Lien on all such acquired assets, subject to no Liens other than Permitted Liens.

         (9) upon the consummation of any merger or consolidation of any Loan Party with another person in which the Loan Party is not the surviving or resulting corporation, or the

Lender otherwise does not have a perfected, first priority security interest or Lien under the Security Documents covering all the assets of such surviving or resulting corporation, immediately following such acquisition, each surviving or resulting corporation shall execute and deliver to Lender a Joinder Agreement and other applicable Loan Documents and such agreements and other instruments as Lender may reasonably request, record such Mortgages and financing statements or other documents and take such other actions as may be required so that Lender has a perfected, first priority security interest in or Lien on all such acquired assets, subject to no Liens other than Permitted Liens.

         (10) the Purchase Price (as defined below in clause (d) of the definition of "Permitted Acquisition," but excluding for this purpose any amounts referred to in clause (2) of that definition, and substituting the phrase "person or property acquired" for the term "Acquired Business" in that definition) paid for the acquisition of such person or property (x) is solely of Borrower Common Stock and (y) is greater than $25,000,000.

         "CONSOLIDATED COMPANIES" means Borrower and its Consolidated Subsidiaries.

         "CONSOLIDATED SUBSIDIARIES" means, as to any person, all subsidiaries of such person that are consolidated with such person for financial reporting purposes in accordance with GAAP.

         "CONSOLIDATED TANGIBLE NET WORTH" means, at any time:

                  (a) the total assets of Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus

                  (b) the total liabilities of Borrower and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, minus

                  (c) the net book value of all assets, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP, including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense, organizational expenses and the excess of the equity in any Subsidiary over the cost of the investment in such Subsidiary.

         "CONTESTED COLLATERAL LIEN CONDITIONS" means, with respect to any Permitted Lien of the type described in Sections 6.02(a), (b) and (e), the following conditions:

                  (a) any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

                  (b) at the option and upon request of Lender, the appropriate Loan Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and Lender's reasonable estimate of all interest and penalties related thereto; and

                  (c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

         "CONTINGENT OBLIGATION" means, as to any person, any obligation of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "CONTINGENT OBLIGATION" shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business consistent with past practices,
(x) any product warranties issued on products by Borrower or any of its Subsidiaries in the ordinary course of business consistent with past practices,
(y) any obligation to buy back products in the ordinary course of business consistent with past practices made pursuant to the buyback policy of Borrower and its Subsidiaries or pursuant to applicable Requirements of Law, and (z) any operating lease guarantees (other than in respect of Synthetic Lease Obligations) executed by Borrower in the ordinary course of business consistent with past practices. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

         "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative thereto.

         "CONTROL AGREEMENT" has the meaning assigned to such term in the U.S. Security Agreement.

         "DEFAULT" means any event or condition that is, or upon notice or lapse of time or both would constitute, an Event of Default.

         "DISCONTINUED REVENUE" means, with respect to any Business Unit sold or proposed to be sold in a Permitted Business Disposition, the Revenue of such Business Unit for the twelve consecutive fiscal month period preceding the date a binding commitment is made for the sale of such Business Unit.

         "DISTRIBUTION" means the distribution by Conexant to its shareholders of shares of Borrower Common Stock as provided in the Form 10.

         "DISTRIBUTION AGREEMENT" means the distribution agreement between Conexant and Borrower, dated June 27, 2003.

         "DISTRIBUTION DATE" means the date of the Distribution.

         "DIVIDEND" with respect to any person means that such person has declared or paid a dividend or returned any equity capital to its stockholders or authorized or made any other distribution, payment or delivery of property (other than common stock of such person) or cash to its stockholders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its capital stock outstanding on or after the Closing Date (or any options or warrants issued by such person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such person outstanding on or after the Closing Date (or any options or warrants issued by such person with respect to its capital stock). Without limiting the foregoing, "DIVIDEND" with respect to any person also includes all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

         "DOLLARS" or "$" means the lawful money of the United States of America.

         "DOMESTIC SUBSIDIARY" means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

         "DOMESTICATED FOREIGN SUBSIDIARY" means a Foreign Subsidiary which has become domesticated into the United States of America.

         "EQUITY INTEREST" means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest (other than an interest constituting Indebtedness) or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on or issued after the date hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Tax Code.

         "ERISA EVENT" means (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Tax Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan that could result in the imposition of a lien or the posting of a bond or other security; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Tax Code or Section 406 of ERISA) that could result in a Material Adverse Effect; (j) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Tax Code or pursuant to ERISA with respect to any Plan; and (k) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Company or any ERISA Affiliates in connection with any Plan.

         "EVENT OF DEFAULT" has the meaning assigned to such term in Article
VIII.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCLUDED TAXES" means, with respect to any payment to Lender made by or on account of any obligation of Borrower hereunder, federal, state or local income or franchise taxes imposed on (or measured by) Lender's net income by the United States of America or by any other jurisdiction in which Lender is organized.

         "EXPOSURE" means, with respect to Lender at any time, the aggregate principal amount at such time of all outstanding Loans of Lender excluding from principal, for purposes of this definition, any amount of interest which has been capitalized and become principal as provided in Section 2.05(d).

         "FAIR MARKET VALUE" means on the day of valuation, for (a) any Equity Interest, with respect to each share, interest, participation or other equivalent (i) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which the share, interest, participation or other equivalent is listed or admitted for trading or (ii) if the share, interest, participation or other equivalent is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the share, interest, participation or other equivalent, in either case as quoted on the NASDAQ National Market System or the NASDAQ Small Cap Market or (iii) if the share, interest, participation or other equivalent is not listed or admitted for trading on any national securities exchange or quoted on the NASDAQ National Market System or the NASDAQ Small Cap Market, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the share, interest, participation or other equivalent, in either case as reported on NASDAQ or a similar service if NASDAQ is no longer reporting such information; and (b) any asset other than an Equity Interest and any Equity Interest for which prices can not be obtained in accordance with clause (a) above, the fair market value thereof as determined in good faith by an independent auditor mutually agreed to by the Borrower and Lender.

         "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

         "FINAL MATURITY DATE" means June 29, 2007.

         "FINANCIAL OFFICER" of any person means the chief financial officer, principal accounting officer, treasurer or controller of such person.

         "FOREIGN PLAN" means any employee benefit plan, program, policy, arrangement or agreement that would be an "employee pension benefit plan" under
Section 3(2) of ERISA if such plan, program, policy, arrangement or agreement was not maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens with respect to which any Company could incur liability.

         "FOREIGN SECURITY AGREEMENTS" means each security, pledge or similar agreement necessary or desirable to evidence the grant of a security interest or pledge of assets of any Subsidiary Guarantor that is a Foreign Subsidiary and that is required hereunder, in each case in form and substance satisfactory to Lender and as such agreement may thereafter be amended, supplemented or otherwise modified from time to time.

         "FOREIGN SUBSIDIARY" means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

         "FORM 10" means the registration statement on Form 10 filed by Borrower with the Securities and Exchange Commission as effective June , 2003, as amended.

         "GAAP" means generally accepted accounting principles in the United States.

         "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "GUARANTEED OBLIGATIONS" has the meaning assigned to such term in
Section 7.01.

         "GUARANTEES" means the guarantees issued pursuant to Article VII (or pursuant to any other form of guarantee required by applicable Requirements of Law and in form and substance reasonably satisfactory to Lender) by Borrower and the Subsidiary Guarantors.

         "GUARANTORS" has the meaning assigned to such term in the preamble hereof.

         "HEDGING AGREEMENT" means any interest rate derivative contract, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

         "IMMATERIAL SUBSIDIARY" means a Subsidiary that has less than $1.0 million in assets (based on the amounts thereof reflected on such Subsidiary's most recent balance sheet prepared in accordance with GAAP) and generates less than $1.0 million of net revenues during any fiscal year (based on the amount thereof reflected on such Subsidiary's most recent income statement prepared in accordance with GAAP) or, in the case of a Subsidiary without prior operating history, is reasonably projected by Borrower to generate less than $1.0 million of net revenues during its first full year of operation. All Immaterial Subsidiaries in existence on the Closing Date are identified on Schedule 1.01(a).

         "INDEBTEDNESS" of any person means, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed; (g) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (h) all obligations of such person in respect of Hedging Agreements; provided that, the amount of Indebtedness of the type referred to in this clause
(h) of any person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such person; (i) all obligations of such person as an account party in respect of letters of credit, letters of guaranty and bankers' acceptances; (j) all Attributable Indebtedness of such person; and
(k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such person is not liable therefor.

         "INDEMNIFIED TAXES" means Taxes other than Excluded Taxes.

         "INDEMNITEE" has the meaning assigned to such term in Section 9.03(b).

         "INFORMATION" has the meaning assigned to such term in Section 9.11.

         "INTELLECTUAL PROPERTY" has the meaning assigned to such term in the U.S. Security Agreement.

         "INTERCOMPANY NOTE" means a promissory note, substantially in the form of Exhibit G, evidencing Indebtedness payable by a payor Company to a payee Loan Party.

         "INTEREST PAYMENT DATE" means with respect to any Loan, the last Business Day of each March, June, September and December to occur during the period that such Loan is outstanding and the Final Maturity Date.

         "INVESTMENTS" has the meaning assigned to such term in Section 6.03.

         "JOINDER AGREEMENT" means a joinder agreement substantially in the form of Exhibit H.

         "LANDLORD LIEN WAIVER AND ACCESS AGREEMENT" means the Landlord Lien Waiver and Access Agreement, substantially in the form of Exhibit E-2 or otherwise in form and substance reasonably satisfactory to Lender.

         "LEASES" means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

         "LENDER" means Lender and any other person that has become a party hereto pursuant to an Assignment and Acceptance.

         "LIEN" means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such property or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any transfer restriction (other than restrictions on transfer arising solely by virtue of registration, qualification or similar requirements under the securities laws of any jurisdiction), purchase option, call or similar right of a third party with respect to such securities.

         "LOAN" means a Loan made by Lender to Borrower pursuant to Section
2.01.

         "LOAN DOCUMENTS" means this Agreement, each Guarantee, the Notes (if any), the Warrant, the Registration Rights Agreement and the Security Documents.

         "LOAN PARTIES" means Borrower and the Subsidiary Guarantors.

         "MACARTHUR SUBLEASE" means the sublease between Lender and Borrower of the Real Property located at 4000 MacArthur Boulevard, Newport Beach, California.

         "MATERIAL ADVERSE EFFECT" means (a) a material adverse effect on the business, property, results of operations, prospects or condition (financial or otherwise), of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to perform any of their obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lender under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of Lender on the Collateral or the priority of such Liens.

         "MATERIAL ITEM" shall mean any property that is Collateral except for any particular property that (x) is not material to the business, operations or condition (financial or other) of any Loan Party and (y) has a book value of less than $100,000, as shown on the most recent balance sheet of any Loan Party prepared in accordance with GAAP.

         "MAXIMUM RATE" has the meaning assigned to such term in Section
2.05(f).

         "MONTHLY CASH BALANCE REPORT" has the meaning assigned to such term in
Section 5.01(d).

         "MORTGAGE" means an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Real Property, which shall be in form and substance reasonably satisfactory to Lender, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof.

         "MORTGAGED REAL PROPERTY" means any Real Property that shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10(d).

         "MULTIEMPLOYER PLAN" means a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions, (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions, or (c) with respect to which any Company or any ERISA Affiliate could incur liability.

         "NASDAQ" shall mean the Automatic Quotation System of the National Association of Securities Dealers, Inc.

         "NEW WHOLLY OWNED SUBSIDIARY" has the meaning assigned to such term in
Section 5.10(b).

         "NON-GUARANTOR SUBSIDIARY" means (a) all of the Companies listed on
Schedule 3.06(a) (as in effect on the Closing Date), (b) each Subsidiary that has been and remains released from its Guarantee in accordance with Section 7.09 hereof, and (c) each New Wholly Owned Subsidiary that is not required to become a Guarantor hereunder in accordance with Section 5.10.

         "NOTES" means any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit J.

         "OBLIGATIONS" means (a) obligations of each Loan Party from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each Loan Party under this Agreement and the other Loan Documents; and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents.

         "OTHER TAXES" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any

Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

         "PERFECTION CERTIFICATE" means a certificate in the form of Exhibit I-1 or any other form approved by Lender, as the same shall be supplemented from time to time by a Perfection Certificate Supplement.

         "PERFECTION CERTIFICATE SUPPLEMENT" means a certificate supplement in the form of Exhibit I-2 or any other form approved by Lender.

         "PERMITTED ACQUISITION" means any Investment, merger, consolidation, or purchase of property, in one or a series of transactions, that satisfies all of the following conditions:

                  (a) results in a Loan Party owning either (x) all of the outstanding Equity Interests of another person that was not a Subsidiary of Borrower prior to such transaction or (y) all or substantially all of the business, operations and assets of another person that was not a Subsidiary of Borrower prior to such transaction (the "ACQUIRED BUSINESS");

                  (b) does not result in any Loan Party, incurring, creating, assuming, guaranteeing, permitting to exist or otherwise having any liability for, directly or indirectly, any Indebtedness or any Liens (other than Permitted Liens);

                  (c)      does not result in any Default or Event of Default;

                  (d) The Purchase Price (as defined below) for all Acquired Businesses acquired in any fiscal year of the Borrower does not exceed, for any fiscal year, $25,000,000 multiplied by the Pro Rata Percentage for such fiscal year, reduced dollar for dollar by the amount of any Capital Expenditures made or committed to be made by Borrower or any other Loan Party in such fiscal year accounted for in accordance with GAAP, and for purposes of this definition, the Purchase Price for any Acquired Business shall be allocated to the fiscal year in which a binding commitment is made to acquire the Acquired Business, without regard to when (1) the acquisition of the Acquired Business is consummated or (2) the Purchase Price is actually paid, and without regard to when or how such Purchase Price may be accounted for in accordance with GAAP;

             For purposes of this definition, PURCHASE PRICE shall mean the Fair Market Value of the property (whether cash, cash equivalents, Equity Interests, or other property) used, directly or indirectly, to pay (1) the purchase price, merger consideration, tender offer or exchange offer consideration, license or cross-license fees or other consideration (including any (x) contingent consideration, valued for this purpose assuming the maximum amount of contingent consideration will be paid, and (y) any compensation, bonus or other payment made to any shareholder, director, officer or employee of the Acquired Business other than ordinary course of business compensation for services to be performed following the acquisition of the Acquired Business) for the acquisition of the Acquired Business, and (2) all out-of-pocket costs and expenses incurred in connection with the acquisition of the Acquired Business (including any investment banker, finder or broker fee or commission and any accounting, legal or other professional expenses), without regard to whether such costs and expenses would be accounted for as purchase price in accordance with GAAP. Notwithstanding anything to the contrary contained in clause
             (d)(ii) of this definition, to the extent that the Permitted Acquisitions made by Borrower and its Consolidated Subsidiaries in any fiscal year are less than the amount permitted to be made in such period (without giving effect to any additional amount available as a result of this sentence), the amount of such difference may be carried forward and used to make Permitted Acquisitions in the next succeeding fiscal year of Borrower but only to such next succeeding fiscal year.

                  (e)      does not have a Material Adverse Effect;

                  (f) upon the consummation of any acquisition that results in a person becoming a Subsidiary of a Loan Party, immediately following such acquisition:

                           (i) 100% of the Equity Interest of any such new
             Subsidiary is pledged and delivered to Lender for its benefit under the applicable Security Agreement; and

                           (ii) such Subsidiary becomes a party to the
             applicable Security Documents and becomes a Subsidiary Guarantor hereunder and executes a Joinder Agreement and other applicable Loan Documents all in accordance with Section 5.10(b);

                  (g) upon the consummation of any acquisition that results in any Loan Party acquiring any assets that are not then subject to a perfected first priority security interest or Lien of the Lender under the Security Documents, immediately following such acquisition, the Loan Parties shall execute and deliver to Lender such agreements and other instruments, record such Mortgages and financing statements or other documents and take such other actions as may be required so that Lender has a perfected, first priority security interest in or Lien on all such acquired assets, subject to no Liens other than Permitted Liens.

         "PERMITTED BUSINESS DISPOSITION" means any Asset Sale that satisfies all of the following conditions:

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

                  (a) the Equity Interest or other property sold is a Business Unit;

                  (b) the Business Unit is sold for cash or cash equivalents;

                  (c) the Asset Sale increases Borrower's Consolidated Tangible Net Worth;

                  (d) the Asset Sale does not result in any Default or Event of Default; and

                  (e) the aggregate amount of Discontinued Revenue for such Business Unit and for all other Business Units for which binding commitments for Asset Sales have been made after the Closing Date, is less than 25% of Borrower's consolidated Revenue for the 12 consecutive fiscal months immediately preceding the month in which any binding commitment is or may be made for such Asset Sale.

         "PERMITTED INVESTMENT" means any investment that Borrower is permitted to make for the investment of surplus cash under Borrower's investment policy statement as in effect on the Closing Date.

         "PERMITTED LIENS" has the meaning assigned to such term in Section
6.02.

         "PERMITTED REFINANCING" means any (i) issuance by the Borrower or any Subsidiary of the Borrower of securities (whether constituting debt or equity securities or securities exchangeable, exercisable or convertible for debt or equity securities) or (ii) incurrence of Indebtedness by the Borrower or any Subsidiary of the Borrower or (iii) obtaining by the Borrower or any Subsidiary of the Borrower of any credit facility, line of credit, loan or financing agreement or other credit arrangement providing, among other things, for borrowings or other extensions of credit to finance working capital requirements, inventory or equipment purchases or for other general corporate purposes (other than arrangements referred to in clause (g) of the definition of Indebtedness), whether or not such facility includes a binding commitment to make loans or otherwise extend credit, in each case that satisfies all the following conditions:

                  (a) Borrower reduces the Commitment in accordance with Section
             2.06(b), effective not later than immediately prior to any such issuance of securities or incurrence of Indebtedness or obtaining other credit arrangements, by an amount equal to (1) in the case of any issuance of securities or incurrence of Indebtedness, an amount, without duplication, equal to the net cash proceeds to the Borrower or its Subsidiaries, after (x) payment of all discounts, commissions, fees, expenses, taxes and other liabilities incurred in connection with the issuance of such securities or incurrence of Indebtedness and (y) funding any reserve, special deposit, sinking fund, prepayment, security deposit or other similar requirement, and (2) in the case of obtaining other credit arrangements, an amount equal to the total credit commitments thereunder, if any, and otherwise

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

             the maximum aggregate principal amount of Indebtedness that may be outstanding at any one time thereunder in each case assuming all conditions to any extension of credit, if any, are satisfied; and

                  (b) Borrower repays or prepays outstanding Loans in accordance with Section 2.07(b), not later than simultaneously with any such issuance of securities or incurrence of Indebtedness or obtaining other credit arrangements, to the extent the Exposure would exceed the amount of the Commitment after giving effect to the reduction required by clause (a) above.

         "PERSON" means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

         "PLAN" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which any Company or its ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA or with respect to which any Company could incur liability.

         "PLEDGED EQUITY INTERESTS" has the meaning set forth in the Security Agreements.

         "PLEDGED FOREIGN STOCK" shall mean the shares of capital stock of each direct or indirect Foreign Subsidiary of Borrower owned by Borrower or any Subsidiary of Borrower, including any and all certificates and other instruments now or hereafter evidencing any such capital stock.

         "PLEDGED INTERCOMPANY DEBT" has the meaning set forth in the Security Agreements.

         "PRO RATA PERCENTAGE" shall mean for (i) each of the fiscal years ending in 2004, 2005 and 2006, 1.0, (ii) for the fiscal year ending in 2003,
0.25 and (iii) for the fiscal year ending in 2007, 0.75.

         "PROPERTY" means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired.

         "PURCHASE MONEY OBLIGATION" means, for any person, the obligations of such person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 90 days after such acquisition of such property by such person.

         "REAL PROPERTY" means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

         "REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement, dated June 27, 2003, entered into between Lender and Borrower in connection with the issuance of the Warrant.

         "REGULATION T" means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "REGULATION U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "REGULATION X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "RELEASED GUARANTOR" has the meaning assigned to such term in Section 7.09.

         "REQUIREMENTS OF LAW" means, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law and all final orders, judgments, decrees, injunctions, rulings or awards of any court of competent jurisdiction.

         "RESPONSIBLE OFFICER" of any corporation means any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

         "REVENUE" means, for any person in respect of any period, the revenue of such person for such period determined in accordance with GAAP as applied by Borrower.

         "SECTION 5.10(b) LISTED SUBSIDIARIES" has the meaning assigned to such term in Section 5.10(b).

         "SECURED PARTIES" has the meaning assigned to such term in the Security Documents.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY AGREEMENTS" means, collectively, the U.S. Security Agreement and each Foreign Security Agreement.

         "SECURITY AGREEMENT COLLATERAL" has the meaning set forth in any Security Agreement delivered on the Closing Date or thereafter pursuant to the terms of this Agreement.

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

         "SECURITY DOCUMENTS" means the Security Agreements, the Mortgages, the Control Agreements, the Perfection Certificate, the Collateral Assignments of Lease and each other security document or pledge agreement required by applicable local law to grant a valid, perfected security interest in any property acquired or developed, and all UCC or other financing statements or instruments of perfection required by this Agreement, any Security Agreement, Mortgage or Collateral Assignment of Lease to be filed with respect to the security interests in property and fixtures created pursuant to any Security Agreement, Mortgage or Collateral Assignment of Lease and any other document or instrument utilized to pledge as collateral for the Obligations any property of whatever kind or nature.

         "SUBSIDIARY" means, with respect to any person (the "PARENT") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "SUBSIDIARY GUARANTOR" means each Subsidiary listed on Schedule 1.01(b), each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10 (but excluding any Released Guarantor that remains released from its Guarantee in accordance with Section 7.09 hereof and including each Foreign Subsidiary that enters into any other Guarantee required by applicable Requirements of Law).

         "SYNTHETIC LEASE OBLIGATION" means the monetary obligation of a person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such person but which, upon the insolvency or bankruptcy of such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

         "TAX CODE" means the Internal Revenue Code of 1986, as amended.

         "TAXES" mean any and all present or future taxes, duties, levies, fees, assessments, imposts, deductions, charges or withholdings, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

         "TAX REFUND" has the meaning assigned to such term in Section 2.09(f).

         "TAX RETURN" means all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes or any amendments thereof or thereto.

         "TAX SHARING AGREEMENT" means the tax sharing agreement dated as of June 27, 2003, among the Borrower and its Subsidiaries, as in effect on the Closing Date and without giving effect to any subsequent amendment, waiver or supplement thereof.

         "TITLE COMPANY" means any title insurance company as shall be retained by Borrower and reasonably acceptable to Lender.

         "TITLE POLICY" has the meaning assigned to such term in Section
5.10(d).

         "TRANSACTION DOCUMENTS" means any and all documents entered into or delivered in connection with the Transactions, including the Distribution Agreement, the Tax Sharing Agreement and the Loan Documents.

         "TRANSACTIONS" means, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Distribution; (b) the execution and delivery of the Loan Documents; (c) any borrowings pursuant to this Agreement; (d) the guarantees and grant of security interests provided in the Loan Documents; (e) the issue of the Warrant; and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

         "UCC" has the meaning set forth in the U.S. Security Agreement.

         "U.S. SECURITY AGREEMENT" means a Security Agreement substantially in the form of Exhibit F among the Loan Parties for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Lender as shall be necessary to comply with applicable Requirements of Law and effective to grant to Lender a perfected, first-priority security interest in the Security Agreement Collateral covered thereby.

         "VOTING STOCK" means any class or classes of capital stock of Borrower pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of Borrower.

         "WARRANT" means the warrant to acquire up to 8,333,334 shares of Borrower's Common Stock to be issued to Lender.

         "WHOLLY OWNED FOREIGN SUBSIDIARY" means any Wholly Owned Subsidiary that is a Foreign Subsidiary.

         "WHOLLY OWNED SUBSIDIARY" means, as to any person, (a) any corporation 100% of whose capital stock (other than directors' qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

         "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be modified by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument of other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the provisions hereof and thereof; (b) any reference herein to any person shall be construed to include such person's successors and permitted assigns; (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to articles and sections of, and exhibits and schedules to, this Agreement; and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to the knowledge of any Company or to facts known by any Company shall mean actual knowledge of any Responsible Officer of any Loan Party or any of its Subsidiaries.

1.03. ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP, as in effect from time to time. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Sections 5.01(a), (b) and (c) shall be prepared in accordance with GAAP as in effect at the time of such preparation.

1.04. HEADINGS. Article and section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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